SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

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Stratex Networks, Inc.

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120 Rose Orchard Way,

San Jose, California 95134

LETTER TO OUR STOCKHOLDERS

June 24, 2004

To My Fellow Stockholders:

Last year at this time, we had completed significant restructuring of Stratex Networks, were looking forward to introducing a major new product platform late in the following fiscal year, and working to stabilize revenue and resume top line growth. We emerged from the fiscal year 2004 meeting our objectives to position our Company to achieve improved financial results with a solid foundation for growth. Last year was a time of transition as the industry declines of recent years gave way to increasing signs of improvement. During this time we continued to invest and focus on the development and introduction of our key new product platform, the Eclipse wireless transmission system, the improvement of our operating efficiencies, and securing new wireless network design wins. Our progress in these areas has better positioned the Company to achieve its goals of broadening market acceptance of our high speed wireless transmission solutions, improving financial performance, and growing the value of Stratex Networks.

Financial Results

During fiscal year 2004 we grew revenue and orders sequentially in every quarter with demand particularly accelerating during the second half of the year as we began our introduction of a new generation of exciting products. While annual sales of $157.3 million were down from the previous year, we were encouraged by the positive quarterly trends in a continued challenging market.

We maintained our focus on tightly managing our resources and key balance sheet metrics. Business process improvements that we implemented led to excellent performance in our days sales outstanding (DSOs), which ended the year at 70 days, and our inventory turns, which averaged 5.5 for the year.

Product Introductions

We achieved our most ambitious product initiative in the history of the Company with the commercial introduction of the new Eclipse platform during the fourth quarter. This transformational new product offering has been met with an enthusiastic response from customers. For the past two years we have invested heavily in the development of the Eclipse platform, making this achievement all the more significant for the Company. With its revolutionary nodal architecture and high degree of functionality and flexibility, we believe it is the most advanced wireless transmission solution on the market, and one that provides Stratex with a more attractive value proposition for its global customers. Besides managing clusters of wireless transmission links though the Eclipse node processor, this new product also allows network operators who are adding data applications to their voice networks the ability to actively and efficiently manage mixed voice and data traffic sent over Eclipse radio links. Handling these data applications represents a new market opportunity for us, and we expect it to help broaden both our geographic and customer reach. We are continuing to develop new features for the Eclipse platform and are planning further product releases throughout the next year.

Additionally, through the acquisition of Plessey Broadband Wireless, which we completed during the third quarter, we entered the license-exempt microwave transmission market, one that is very complementary to our traditional licensed wireless transmission market.

The Future

As we begin our new fiscal year, we have a solid plan to return to profitability. We have made aggressive changes to our cost structure, improved our working capital utilization, and, most importantly, introduced a company-altering new product line. By making such fundamental changes to the Company and its offerings, we strongly believe that we have created a more sustainable financial model going forward.

We appreciate the tremendous support that we have received from our employees, customers, stockholders and partners. We could not have achieved these goals without you. We are excited about the year to come and look forward to reporting on our progress.

CHARLES D. KISSNER Chairman and Chief Executive Officer

Notice of Annual Meeting of Stockholders

Proxy Statement

STRATEX NETWORKS, INC.

120 Rose Orchard Way,

San Jose, California 95134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held August 16, 2004

The annual meeting of stockholders of Stratex Networks, Inc., a Delaware corporation (the “Corporation” or “the Company”), will be held at our principal executive offices located at 120 Rose Orchard Way, San Jose, California, on Monday, August 16, 2004, at 1:30 p.m., local time, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1. Elect seven directors to serve until the next annual meeting of stockholders or until their successors have been duly elected and qualified;

2. Ratify the selection of Deloitte & Touche LLP as the Corporation’s independent auditors.

3. Transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on June 18, 2004, are entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement thereof. Our stock transfer books will remain open between the record date and the date of the annual meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at our principal executive offices.

All stockholders are cordially invited and encouraged to attend the annual meeting. Whether or not you attend in person, to ensure your representation at the annual meeting, please carefully read the accompanying proxy statement describing the matters to be voted on at the annual meeting. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by signing, dating and returning the enclosed proxy card promptly in the accompanying envelope. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to ensure that all your shares will be voted. If you submit your proxy card and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the attached proxy statement. The prompt return of your proxy card will assist us in preparing for the annual meeting.

We look forward to seeing you at the annual meeting.

By Order of the Board of Directors

CHARLES D. KISSNER Chairman and Chief Executive Officer

San Jose, California

June 24, 2004

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

STRATEX NETWORKS, INC.

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Stratex Networks, Inc., a Delaware corporation, (the “Corporation” or the “Company”) for the annual meeting of stockholders to be held at 1:30 p.m., local time, on Monday, August 16, 2004, and any adjournment or postponement thereof. The annual meeting will be held at our principal executive offices located at 120 Rose Orchard Way, San Jose, California. The telephone number at that location is (408) 943-0777. These proxy materials were first mailed on or about June 29, 2004, to our stockholders entitled to notice of, and vote at, the annual meeting.

All materials filed by us with the Securities and Exchange Commission can be obtained at the Commission’s Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549 or through the Commission’s website at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

Purpose of the Annual Meeting

The specific proposals to be considered and acted upon at the annual meeting are summarized in the preceding notice of annual meeting of stockholders. Each proposal is described in more detail in a subsequent section of this proxy statement.

Record Date

The close of business on June 18, 2004 has been fixed as the record date (the “Record Date”) for determining the holders of shares of our common stock, par value $0.01 per share, entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof.

Revocability of Proxies

If the shares of common stock are held in your name, you may revoke your proxy given pursuant to this solicitation at any time before the proxy card is voted by: (i) delivering a written notice of revocation to our Assistant Secretary, Carol A. Goudey, at the address of our principal executive offices; (ii) executing and delivering a proxy bearing a later date to our Assistant Secretary; or (iii) attending the annual meeting and voting in person. If your shares are held in “street name,” you should follow the directions provided by your broker regarding how to revoke your proxy. Your attendance at the annual meeting after having executed and delivered a valid proxy card will not in and of itself constitute a revocation of your proxy. You will be required to give oral notice of your intention to vote in person to the inspector of elections at the annual meeting.

Voting Rights of Stockholders

Each outstanding share of our common stock on the Record Date is entitled to one vote on all matters to come before the annual meeting. As of the close of business on the Record Date, there were 84,171,435 shares of common stock outstanding and entitled to vote on all proposals presented at the annual meeting, held by 394 stockholders of record. The presence at the annual meeting of a majority of these shares of common stock, either in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. An automated system administered by our transfer agent, Mellon Investor Services LLC, will tabulate votes cast by proxy. A representative of our transfer agent will act as the inspector of elections for the annual meeting and will tabulate the votes cast in person at the annual meeting.

If you are unable to attend the annual meeting, you may vote by proxy. When your proxy card is returned properly completed, it will be voted pursuant to your instructions set forth on the proxy card. You are urged to specify your choices on the enclosed proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of common stock represented by the proxy will be voted “FOR” the director nominees and the other proposals to be presented at the annual meeting, and will be voted in the proxyholders’ discretion as to such other matters that may properly come before the annual meeting. If you choose to vote by proxy, then the proxy card you submit will continue to be valid at any adjournment or postponement of the annual meeting.

Required Vote for Approval

The director nominees will be re-elected by a plurality of the votes cast. Our stockholders may not cumulate votes in the re-election of the director nominees. The director nominees receiving the highest number of affirmative votes of the shares present in person or by proxy at the annual meeting and entitled to vote will be elected. The ratification of the Corporation’s independent auditors shall be by a majority of the shares present in person or by proxy at the annual meeting.

Quorum, Abstentions and Broker “Non-Votes”

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the annual meeting. A broker “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner signs and returns a proxy with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”) but does not vote on a particular matter because the nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. Routine matters include the election of directors and the ratification of auditors. As a result, with respect to proposal 1, which requires a plurality vote, broker “non-votes” will have no effect. With respect to proposal 2 which requires the affirmative vote of a majority of our common stock present and entitled to vote, and because abstentions will be included in the tabulation of shares of our common stock entitled to vote for purposes of determining whether a proposal has been approved, abstentions will have the same effect as negative votes on proposal 2.

Householding of Annual Meeting Material

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one (1) copy of the Proxy Statement and annual report may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of either document to any stockholder who contacts the Company’s Assistant Secretary, Carol A. Goudey, at (408)943-0777 requesting such copies. If a stockholder is receiving multiple copies of the Proxy Statement and annual report at the stockholder’s household and would like to receive a single copy of the proxy statement and annual report for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.

Cost of Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional solicitation materials furnished to our stockholders. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending these proxy materials to beneficial owners of our common stock. We may supplement the original solicitation of proxies by mail, by solicitation by telephone, telegram or other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services.

Requirements for Stockholder Proposals Including Nominations of Candidates for the Board of Directors to be Brought Before an Annual Meeting

For stockholder proposals, including the nomination of director candidates, to be considered properly brought before an annual meeting, the stockholder must have given timely notice thereof in writing to our Assistant Secretary, Carol A. Goudey, at the address of our principal executive offices. To be timely for the 2005 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Assistant Secretary not less than 60 days or more than 90 days prior to the annual meeting. However, in the event that a stockholder’s notice is given less than 70 days prior to the annual meeting or the date public disclosure of such annual meeting was made and in order for such stockholder’s notice to be considered timely for the 2005 annual meeting, such notice must be delivered to or mailed and received by our Assistant Secretary no later than (i) the close of business on the tenth (10th) day following the day on which the notice of the date of such annual meeting was mailed, or (ii) the date public disclosure of such annual meeting was made. A stockholder’s notice must accompany any stockholder proposal and will set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and record address of the stockholder proposing such business; (iii) the class and number of shares of our common stock which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business.

Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials

Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and intended to be presented at our 2005 annual meeting of stockholders must be received by our Assistant Secretary, Carol A. Goudey, at the address of our principal executive offices, no later than April 11, 2005, in order to be considered for inclusion in our proxy materials for the 2005 annual meeting.

Discretionary Authority

The proxies to be solicited by our Board of Directors for the 2005 annual meeting will confer discretionary authority on the proxyholders to vote on any stockholder proposal presented at such annual meeting if we fail to receive notice of such stockholder’s proposal for the meeting by April 26, 2005.

EXECUTIVE OFFICERS

The following table sets forth information regarding our senior executives who report directly to the Chief Executive Officer and other officers as of March 31, 2004.

Name	Title	Age
Charles D. Kissner	Chairman and Chief Executive Officer	56
Carl A. Thomsen	Senior Vice President, Chief Financial Officer and Secretary	59
John C. Brandt	Vice President, Finance	47
Carol A. Goudey	Treasurer and Assistant Secretary	56
Paul A. Kennard	Vice President, Product Development and Chief Technical Officer	53
Ryan R. Panos	Vice President, Worldwide Sales and Service	41
Robert J. Schlaefli	Vice Preside.nt, Global Operations	46

Mr. Charles D. Kissner. See description set forth in Proposal 1, page 22.

Mr. Carl A. Thomsen joined us in February 1995 as our Vice President, Chief Financial Officer and Secretary. He was promoted to Senior Vice President in April 1999. He was previously Senior Vice President and Chief Financial Officer of Measurex Corporation, a manufacturer of sensor-based process control systems, now a part of Honeywell International. Mr. Thomsen has served on the board of PCTEL, a software company, since May 2001.

Mr. John C. Brandt joined us in August 1997 as our Corporate Controller. He was promoted to Vice President, Corporate Controller in April 1999, and then to Vice President, Finance in April 2003. Prior to joining us, he worked at Measurex Corporation in the positions of Controller, Manager of Internal Audit, Manager of Financial Planning, and Manager of Corporate Reporting and Accounting from 1981 to 1997.

Ms. Carol A. Goudey joined us in April 1996 as our Treasurer and was additionally appointed Assistant Secretary in May 1996. Prior to joining us, she served as Acting Treasurer of California Micro Devices Corporation from 1994 to 1996. Ms. Goudey also held the position of Corporate Treasurer at both Ungermann-Bass, Inc. and System Industries, Inc.

Mr. Paul A. Kennard joined us in April 1996 as our Vice President, Engineering. He was appointed as our Chief Technical Officer and Vice President, Corporate Marketing in October 1998. He was re-appointed as our Chief Technical Officer and appointed as Vice President, Strategy in April 2000. Prior to joining us, Mr. Kennard was with California Microwave Corporation, a satellite and wireless communications company, where he served as a Director of the Signal Processing Technology, and as Senior Vice President of Engineering for the Microwave Network Systems Division.

Mr. Ryan R. Panos joined us in March 1996 as our Director of Business Development. He was promoted to Vice President, Global Accounts in April 1998 and in April 1999 he was appointed as our Vice President, North American Sales. In December 2000, Mr. Panos was appointed as our Vice President, Worldwide Sales and Service. Prior to joining us, Mr. Panos served as Regional Sales Manager at M/A-COM, Inc., a manufacturer of radio and microwave communications products, from March 1992 to March 1996.

Mr. Robert J. Schlaefli joined us in February 2000 as our Vice President, General Manager of our New Zealand Operations. He was promoted to Vice President, Global Operations in June 2001. Prior to joining us, Mr. Schlaefli held the position of Division President at Signal Technology Corporation from September 1995 to February 2000.

BOARD STRUCTURE AND CORPORATE GOVERNANCE PRINCIPLES

Stratex Networks believes in and is committed to sound corporate governance principles. Consistent with its commitment, the Corporation adopted a new Code of Ethics, amended its Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee charters, and adopted new corporate governance guidelines (attached hereto as Appendices A through E respectively). These documents are also available at www.stratexnet.com.

Board Meetings and Committees

During the fiscal year ended March 31, 2004, our Board of Directors held seven meetings. During the same period, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he was a director, and (ii) the total number of meetings of all committees of the Board of Directors on which such director served during the period for which he was a director. Each of our current directors is independent except the Chairman of the Board and Chief Executive Officer. The Board has determined that each of the members of each of the committees has no material relationship with the Corporation and is independent within the Corporation’s director independence standards and consistent with Rule 10A-3 of the 1934 Act and the Nasdaq National Stock Market listing requirements.

The Board of Directors is composed of seven members, six of which are independent (see biographical information on pages 22-23 “Proposal I—Election of Directors”):

Name	Title	Age
Charles D. Kissner	Chairman and Chief Executive Officer	56
Richard C. Alberding	Lead Director	73
John W. Combs	Director	56
William A. Hasler	Director	62
James D. Meindl, PhD	Director	71
V. Frank Mendicino	Director	64
Edward F. Thompson	Director	65

The board is chaired by Mr. Kissner, with Mr. Alberding serving as Lead Director.

We currently have an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee is primarily responsible for approving the services performed by our independent public accountants and reviewing our accounting practices, our corporate financial reporting and system of internal accounting controls. The Audit Committee, which currently consists of Messrs. Alberding, Hasler, and Thompson, held eight meetings during the fiscal year. In November 2003, the Audit Committee adopted and the Board of Directors approved an amended charter for the Audit Committee which is available at www.stratexnet.com, and is attached hereto as Appendix B. The Audit Committee is comprised of independent, non-employee members of our Board of Directors. Mr. Thompson serves as the financial expert in the Corporation’s Audit Committee.

Compensation Committee

The Compensation Committee is responsible for recommending and reviewing the compensation of executive officers and for administering incentive plans. The Compensation Committee, which currently consists of Dr. Meindl, and Messrs. Combs and Mendicino, held eight meetings during the fiscal year. The Compensation Committee is comprised of independent, non-employee members of our Board of Directors. The Compensation Committee has adopted, and the Board of Directors has approved a Compensation Committee charter, which is available at www.stratexnet.com and is attached hereto as Appendix C.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the board in selecting nominees for election to the board, monitors the composition of the board, and recommends candidates for the Board. The Nominating and Corporate Governance Committee also identifies best practices and recommends steps consistent with sound and current corporate governance principles. The Nominating and Corporate Governance Committee, which currently consists of Messrs. Hasler, Mendicino and Thompson, met one time during fiscal year 2004. The Nominating and Corporate Governance Committee is comprised of independent, non-employee members of our Board of Directors. The Nominating and Corporate Governance Committee has adopted, and the Board of Directors has approved, a nominating and corporate governance charter, attached hereto as Appendix D, and corporate governance guidelines attached hereto as Appendix E, and which are also available at www.stratexnet.com.

The Nominating and Corporate Governance Committee will consider and make recommendations to the Board of Directors regarding any stockholder recommendations for candidates to serve on the Board of Directors. The Nominating and Corporate Governance Committee will review periodically whether a more formal policy should be adopted. Stockholders wishing to recommend candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to the Assistant Secretary of the Corporation at 120 Rose Orchard Way, San Jose, California, providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating stockholder’s ownership of the Corporation’s Common Stock at least 120 days prior to the next annual meeting to assure time for meaningful consideration by the Nominating and Corporate Governance Committee. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. The Corporation currently does not pay any third party to identify or assist in identifying or evaluating potential nominees.

In reviewing potential candidates for the Board of Directors, the Nominating and Corporate Governance Committee considers the individual’s experience and background. Candidates for the position of director should exhibit proven leadership capabilities, high integrity, exercise high level responsibilities within their chosen careers, and have an ability to quickly grasp complex principles of business, finance, international transactions, and communication technologies. In general, candidates will be preferred who hold an established executive level position in business, finance, law, education, research, government or civic activity. In making its selection, the Nominating and Corporate Governance Committee bears in mind that the foremost responsibility of a director of a Corporation is to represent the interests of the stockholders as a whole.

The Board of Directors intends to continue to evaluate candidates for election to the Board of Directors on the basis of the foregoing criteria.

The Nominating and Corporate Governance Committee approved Charles D. Kissner, Richard C. Alberding, John W. Combs, William A. Hasler, James D. Meindl, PhD, V. Frank Mendicino and Edward F. Thompson as nominees for the directors to be voted upon at the Annual Meeting.

Stockholder Communications with the Board

Stockholders who wish to communicate directly with our independent directors may do so by sending an e-mail to Juan Otero, the Company’s Director, Corporate Legal Affairs, at Board_of_Directors@stratexnet.com or may send a letter addressed to the Stratex Networks Board of Directors c/o Director, Corporate Legal Affairs, 120 Rose Orchard Way, San Jose, CA 95134. Mr. Otero monitors these communications, consults with Mr. Alberding, our independent Lead Director, and provides a summary of all received messages to the Board of Directors at its regularly scheduled meetings. Where the nature of communications warrants, Mr. Otero may obtain more immediate attention of the appropriate committee or independent director of the Board of Directors, of independent advisors or of our management. Mr. Otero may decide in his judgment whether a response to any stockholder communication is appropriate.

Stock Ownership Guidelines

While the Corporation does not have a minimum stock ownership requirement by members of the Board of Directors, the Corporate Governance Guidelines adopted by the Board of Directors encourages the ownership of its common stock.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Directors

Retainers

During calendar year 2003, we paid each director a retainer of $5,500 per quarter in cash, or at a director’s election, to receive in lieu of such cash payment, the equivalent of $6,250 in shares of our common stock per quarter. The equivalent value of stock to be received in lieu of cash payment for retainer fees is based on the fair market value per share of our common stock on the first trading day in the calendar year in which the stock was granted. The retainer fees and cash equivalent value of our common stock to be received in lieu of cash payment remain the same for calendar year 2004.

Meeting Fees

During calendar year 2003, we paid each non-employee director $1,500 in fees for each in-person meeting and $750 for each telephonic board meeting attended by such director. The in-person and telephonic board meeting fees remain the same for calendar year 2004.

We paid each director who served on a committee in calendar year 2003, committee meeting fees of $1,000 for each in-person committee meeting and $500 for each telephone committee meeting attended by such director. Beginning in January 2004, we paid each director who served on a committee meeting fees of $1,500 for each in-person committee meeting attended and $750 for each telephonic committee meeting attended. In calendar year 2003, the chairman of each committee of our Board of Directors received an additional cash payment of $250 per quarter. Beginning in January 2004, we paid the Chairperson of the Audit Committee an additional $625 per quarter; the chairperson of the Compensation Committee an additional $375 per quarter; and the chairperson of the Nominating and Corporate Governance Committee an additional $250 per quarter. In addition, the Board of Directors approved an additional cash payment to the Lead Director of $625 per quarter beginning in January 2004. Directors were also reimbursed for their out-of-pocket expenses incurred in attending board and committee meetings.

Pursuant to the provisions of our 2002 non-employee director option program, each individual re-elected as a non-employee board member at the 2002 annual meeting of stockholders, and who had been a member of our board for the prior three years, received an option grant at that time for 10,000 shares of our common stock. Dr. Meindl and Messrs. Alberding, Combs and Mendicino received such grants.

Pursuant to a change in the 2003 non-employee director option program, beginning with the 2004 annual meeting of stockholders, the Board of Directors approved a reduction of the initial stock options awarded to new members from 30,000 shares to 20,000 shares of our common stock at the time the new director joins the board. Each board member who has served as a director at least six (6) months will be awarded follow-on grants of 10,000 shares upon re-election to the board by the stockholders. Each individual re-elected as a non-employee board member at the upcoming 2004 annual meeting of stockholders, and who will have been a member of our board for the prior three years, will receive an option grant for 10,000 shares. Mr. Thompson has served less than three years and thus will not receive an option grant in 2004; however, due to the change in the initial and follow-on grant option plan, he will be eligible for a grant in 2005. The shares of common stock for each periodic option grant under the program are priced at 100% of the fair market value per share on the date of grant and are fully vested and exercisable on such date. Each option granted under the program has a maximum term of five years measured from the grant date.

Pursuant to the provisions of our 2002 non-employee director stock fee program, non-employee directors may elect to apply all or any portion of their annual retainer fee otherwise payable in cash to the purchase of shares of our common stock. Shares received by these directors in lieu of annual retainer fees vest quarterly during the year after receipt so long as the individual continues to serve as one of our non-employee directors during the year. We will hold such shares in escrow and the vested shares are released in equal installments on June 30, 2004 and December 31, 2004. Immediate vesting of all the issued shares will occur in the event the non-employee director dies or becomes permanently disabled during such non-employee director’s period of service, or a corporate transaction or change of control, both as defined in the 2002 stock incentive plan, occurs during such period.

In March 2004, Mr. Kissner was granted an option to purchase 430,000 shares of our common stock vesting over four years pursuant to our 2002 stock incentive plan. This option grant is consistent with our long-term plans for strategic growth and increased value of our stock.

Executive Officers

The following table provides summary information concerning the compensation earned by our Chief Executive Officer and each of our four other most highly compensated executive officers whose salary and bonus for the fiscal year ended March 31, 2004 were in excess of $100,000 for their services to the Company. The executives listed below are hereinafter referred to as the “Named Executive Officers.”

EXECUTIVE SUMMARY COMPENSATION TABLE

					LONG-TERM COMPENSATION AWARDS	ALL OTHER COMPENSATION(4)
NAME AND PRINCIPAL POSITION	ANNUAL COMPENSATION				NUMBER OF SECURITIES UNDERLYING OPTIONS
	FISCAL YEAR	SALARY(1)	BONUS(2)	OTHER ANNUAL COMPENSATION(3)
Charles D. Kissner Chief Executive Officer and Chairman of the Board	2004 2003 2002	$460,000 410,000 441,250	— — —	$14,400 14,400 14,400	430,000 535,000 300,000	$5,822 4,863 5,822

Carl A. Thomsen Senior Vice President, Chief Financial Officer and Secretary	2004 2003 2002	294,000 290,500 280,000	— — —	10,800 12,150 9,000	190,000 200,000 45,000	5,822 5,822 5,822

Paul A. Kennard Vice President, Product Development and Chief Technical Officer	2004 2003 2002	262,500 259,375 250,000	— —	10,800 2,150 9,000	150,000 160,000 35,000	4,742 4,742 4,742

Ryan R. Panos(5) Vice President, Worldwide Sales and Service	2004 2003 2002	255,200 255,200 255,200	137,857 91,535 140,184	10,800 10,800 10,800	150,000 110,000 35,000	4,040 4,040 4,040

Robert J. Schlaefli(6) Vice President, Global Operations	2004 2003 2002	233,200 229,900 214,167	— — —	10,800 11,850 9,000	150,000 160,000 30,000	4,249 44,899 155,230

(1)	The Compensation Committee did not approve any increases in base salary during fiscal year 2004. The difference in base salary between fiscal years 2004 and 2003 is due to a base salary increase effective July 2002.

(2)	Our executive officers are eligible for annual cash bonuses. Such bonuses are generally based upon individual achievement, as well as corporate performance objectives determined by our Compensation Committee. No annual bonuses were earned during fiscal year 2004. Mr. Panos earned $137,857 under the Company’s incentive sales commission program.

(3)	“Other Annual Compensation” represents car allowances provided.

(4)	“All Other Compensation” includes (i) contributions made by us on behalf of our Named Executive Officers to our 401(k) plan for all the three fiscal years and (ii) premiums paid by us on behalf of our Named Executive Officers for group life insurance.

(5)	Mr. Panos’ fiscal years 2004, 2003, and 2002 bonuses were earned under the Company’s incentive sales commission program.

(6)	Mr. Schlaefli’s fiscal year 2003 compensation includes tax equalization payments paid by the Company of $40,965. Mr. Schlaefli’s fiscal year 2002 compensation includes $152,879 paid by the Company relating to housing allowance, taxable relocation and tax equalization.

OPTION AND SAR GRANTS IN FISCAL YEAR ENDED MARCH 31, 2004

The following table contains information concerning stock option grants made to each of the Named Executive Officers during the fiscal year ended March 31, 2004. All grants were made under our 1999 and 2002 stock incentive plans. No stock appreciation rights were granted during fiscal year 2004 to the Named Executive Officers.

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options/SARs Granted	Percentage of Total Options/SARs Granted to Employees in 2004 Fiscal Year(1)		Expiration Date
			Exercise or Base Price
			($/Share)		5%($)	10%($)
Charles D. Kissner	430,000	9.5%	$4.38	03/30/11	766,733	1,786,814
Carl A. Thomsen	190,000	4.2%	$4.38	03/30/11	338,789	789,522
Paul A. Kennard	150,000	3.3%	$4.38	03/30/11	267,465	623,307
Ryan R. Panos	150,000	3.3%	$4.38	03/30/11	267,465	623,307
Robert J. Schlaefli	150,000	3.3%	$4.38	03/30/11	267,465	623,307

(1)	Based on a total of 4,538,581 shares of common stock granted to our employees and directors under 2002 stock incentive plan during the fiscal year ended March 31, 2004.

(2)	The calculations of 5% and 10% annual rates of compounded stock price appreciation are mandated by the rules and regulations of the Securities and Exchange Commission. We provide no assurance to any Named Executive Officer or any other holder of our securities that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of our common stock appreciates over the option term, no value will be realized from the option grants made to the Names Executive Officers.

AGGREGATED OPTION/SAR EXERCISES

AND FISCAL YEAR-END VALUE

The following table provides information with respect to the Named Executive Officers concerning their unexercised stock options held by them at such fiscal year end. No stock options or stock appreciation rights were exercised by any Named Executive Officer during the fiscal year ended March 31, 2004, and no stock appreciation rights were outstanding at such fiscal year end.

	Shares Acquired on Exercise(#)	Value Realized($)(1)	Number of Securities Underlying Unexercised Options at March 31, 2004		Value of Unexercised In-the-Money Options at March 31, 2004(2)
Name			Exercisable(#)	Unexercisable(#)	Exercisable($)	Unexercisable($)
Charles D. Kissner	—		969,540	1,319,061	$569,935	$1,057,690
Carl A. Thomsen	—		293,804	353,750	$204,250	$410,050
Paul A. Kennard	—		249,253	281,874	$170,108	$328,872
Ryan R. Panos	—		107,625	244,375	$112,013	$247,088
Robert J. Schlaefli	—		124,126	273,874	$161,628	$328,872

(1)	Based upon the market price of the purchased shares of common stock on the exercise date less the option price paid for such shares.

(2)	Based upon the fair market value of our common stock as of March 31, 2004 ($4.75 per share), less the option exercise price paid for those shares.

OTHER INFORMATION

Employment Agreements

Messrs. Kissner, Thomsen, Kennard, Panos and Schlaefli each have a written employment agreement with us.

We entered into an employment agreement with each of Messrs. Kissner and Thomsen effective as of May 14, 2002. Either the Company or the respective officer may terminate the agreement upon notice. However, the agreement for each of these executive officers includes the following provisions:

(1) If Mr. Kissner is terminated without cause or should he resign for good reason and he signs a general release he will be entitled to receive the following severance benefits: (i) severance payments at his final base for a period of 36 months following his termination; (ii) payment of premiums necessary to continue his group health insurance under COBRA or to purchase other comparable health insurance coverage on an individual or group basis when he is no longer eligible for COBRA coverage until the earlier of (a) 36 months, or (b) the date on which he first becomes eligible to participate in another employer’s group health insurance; (iii) the prorated portion of any incentive bonus that he would have earned during the incentive bonus period in which his employment was terminated; (iv) with respect to any stock options granted to Mr. Kissner, that are unvested as of the date of his termination, 60% of such unvested options will immediately vest and become exercisable as of the date of his termination. Mr. Kissner will also be entitled to purchase any vested shares of stock that are subject to the outstanding options until the earlier of (a) 36 months or (b) the date on which the applicable option(s) expire; (v) payment of his then-provided car allowance for a period of 36 months; and (vi) outplacement assistance selected and paid for by us.

(2) If Mr. Thomsen is terminated without cause or should he resign for good reason and he signs a general release he will be entitled to receive the following severance benefits: (i) severance payments at his final base salary for a period of 18 months following his termination; (ii) payment of premiums necessary to continue his group health insurance under COBRA until the earlier of (a) 18 months, (b) the date on which he first becomes eligible to participate in another employer’s group health insurance or (c) the date on which he is no longer eligible for COBRA coverage; (iii) the prorated portion of any incentive bonus that he would have earned during the incentive bonus period in which his employment was terminated; (iv) any stock options granted to the executive officer will stop vesting as of his termination date however he will be entitled to purchase any vested shares of stock that are subject to the outstanding options until the earlier of (a) 18 months or (b) the date on which the applicable option(s) expire; (v) payment of his then-provided car allowance for a period of 18 months; and (vi) outplacement assistance selected and paid for by us.

In addition the agreements provide that if there is a change of control, Messrs. Kissner’s and Thomsen’s employment with the Company will terminate upon such change of control. If, upon termination, Messrs. Kissner and Thomsen sign a general release of known and unknown claims in a form satisfactory to us, (i) the severance benefits described above shall be increased by an additional 12 months; (ii) they will receive a payment equal to the greater of (a) the average of the annual incentive bonus received by them, if any, for the previous three years or (b) their target incentive bonus for the year in which their employment terminates; and (iii) we will accelerate the vesting of all unvested stock options granted to them such that all of their stock options will be fully vested as of the date of their termination.

We also entered into an employment agreement with each of Messrs. Kennard, Panos and Schlaefli effective as of May 14, 2002. Either the Company or the respective officer may terminate the agreement upon notice. However, the agreement for each of these executive officers includes the following provisions: (1) if the executive officer is terminated without cause or should he resign for good reason and he signs a general release he will be entitled to receive the following severance benefits: (i) severance payments at his final base salary for a period of 12 months following his termination; (ii) payment of premiums necessary to continue his group health insurance under COBRA until the earlier of (a) 12 months, (b) the date on which he first becomes eligible to participate in another employer’s group health insurance or (c) the date on which he is no longer eligible for COBRA coverage; (iii) the prorated portion of any incentive bonus that he would have earned during the incentive bonus period in which his employment was terminated; (iv) any stock options granted to the executive officer will stop vesting as of his termination date however he will be entitled to purchase any vested shares of stock that are subject to the outstanding options until the earlier of (a) 12 months or (b) the date on which the applicable option(s) expire; (v) payment of his then-provided car allowance for a period of 12 months; and (vi) outplacement assistance selected and paid for by us.

In addition the agreement provides that if within 18 months of a change of control the executive officer is terminated without cause or resigns for good reason and he signs a general release of known and unknown claims in a form satisfactory to us, (i) the severance benefits described above shall be increased by an additional 12 months; (ii) he will receive a payment equal to the greater of (a) the average of the annual incentive bonus received by him, if any, for the previous three years or (b) his target incentive bonus for the year in which his employment terminates; and (iii) we will accelerate the vesting of all unvested stock options granted to him such that all of his stock options will be fully vested as of the date of his termination.

Other Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of March 31, 2004, including the 1994 stock incentive plan, the 1996 non-officer employee stock option plan, the 1998 non-officer employee stock option plan, the 1999 stock incentive plan and the 2002 stock incentive plan.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(b) Weighted-average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders (1)	12,678,029	5.87	7,996,263
Equity compensation plans not approved by security holders (2)	497,070	5.31	266,556
Total	13,175,099	5.85	8,262,819

(1)	Issued under the 1994 stock incentive plan, the 1999 stock incentive plan, and the 2002 stock incentive plan.

(2)	Issued under the 1996 non-officer employee stock option plan and the 1998 non-officer employee stock option plan which are described below.

In April 1996, we adopted the 1996 non-officer employee stock option plan. The 1996 non-officer employee stock option plan authorizes 1,000,000 shares of common stock to be reserved for issuance to non-officer key employees as an incentive to continue to serve with us. The 1996 non-officer employee stock option plan is administered by the Compensation Committee. The 1996 non-officer employee stock option plan will terminate on the date on which all shares available have been issued.

In November 1997, we adopted the 1998 non-officer employee stock option plan, which became effective on January 2, 1998. The 1998 non-officer employee stock option plan authorizes 500,000 shares of common stock to be reserved for issuance to non-officer employees as an incentive to continue to serve with us. The 1998 non-officer employee stock option plan is administered by the Compensation Committee. The 1998 non-officer employee stock option plan will terminate on the date on which all shares available have been issued.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of three members of our Board of Directors, which are Dr. Meindl and Messrs. Combs and Mendicino. No member of this committee is a present or former officer or employee of our Company or any of our subsidiaries.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own greater than 10% of our common stock, to file with the Securities and Exchange Commission, initial reports of ownership and reports of changes in beneficial ownership of our common stock. Officers, directors and greater than 10% beneficial owners are required by the Commission to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended March 31, 2004, all of our officers, directors and greater than 10% beneficial owners complied with applicable Section 16(a) filing requirements during the 2004 fiscal year.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of May 25, 2004, by (i) all persons who own beneficially more than 5% or more of our outstanding common stock, (ii) each director, (iii) the Named Executive Officers, and (iv) all senior executives who report directly to the Chief Executive Officer and other officers as a group. Unless otherwise indicated, the principal address of each of the stockholders listed below is c/o Stratex Networks, Inc., 120 Rose Orchard Way, San Jose, California 95134.

Name	Shares Beneficially Owned(1)		Percent Beneficially Owned(2)
5% Stockholders
State of Wisconsin Investment Board P.O. Box 7842 Madison, WI 53707	15,082,000	(3)	18.0%

Kopp Investment Advisors, Inc 7701 France Avenue South, Suite 500 Edina, Minnesota 55435	12,766,289	(4)	15.2%

Perkins, Wolf, McDonnell & Company 310 S. Michigan Ave., Suite 2600 Chicago, IL 60604.	8,166,825	(5)	9.7%

Firsthand Capital Management, Inc 125 South Market, Suite 1200 San Jose, CA 95113	4,859,591	(6)	5.8%

Name	Shares Beneficially Owned(1)		Percent Beneficially Owned(2)
Named Executive Officers and Directors
Charles D. Kissner	1,067,872	(7)	1.3%
Richard C. Alberding	74,000	(8)	*
John W. Combs	151,945	(9)	*
William A. Hasler	45,499	(10)	*
James D. Meindl, PhD	88,014	(11)	*
V. Frank Mendicino	151,999	(12)	*
Edward F. Thompson	40,000	(13)	*
Carl A. Thomsen	329,638	(14)	*
Paul A. Kennard	286,274	(15)	*
Ryan R. Panos	117,959	(16)	*
Robert J. Schlaefli	166,096	(17)	*
All directors and named executive officers as a group (13 persons)	2,782,365	(18)	5.0%

*	Less than 1%

1.	To our knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each person named in this table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

2.	Beneficial ownership of shares of common stock is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to such shares. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days of May 25, 2004 are deemed outstanding for computing the beneficial ownership of the person or group holding such option grants but are not deemed outstanding for computing the percentage of beneficial ownership of any other person or group. There were 84,171,435 shares of our common stock outstanding on May 25, 2004.

3.	The address and number of shares of our common stock beneficially owned by the State of Wisconsin Investment Board is based on the Schedule 13G as filed with the U.S. Securities and Exchange Commission on February 11, 2004.

4.	Kopp Investment Advisors, Inc. had shared dispositive power over 8,596,289 shares, sole dispositive power over 3,000,000 shares, sole voting power over 9,678,203 shares and aggregate beneficial ownership of 11,756,289 shares. The address and number of shares of our common stock beneficially owned by Kopp Investment Advisors, Inc. is based on the Schedule 13G as filed with the U.S. Securities and Exchange Commission on February 3, 2004. According to this Schedule 13G, Kopp Investment Advisors, Inc. is a wholly-owned subsidiary of Kopp Holding Company, which also reported aggregate beneficial ownership of 11,756,289 shares. The filing also stated that Kopp Holding Company is wholly owned by Leroy C. Kopp, who on such filing reported sole voting and disparities power of 1,010,000 shares in addition to the shares that may be deemed beneficially owned by Kopp Investment Advisors, Inc.

5.	Perkins, Wolf, McDonnell & Company had sole voting and dispositive power over 8,166,000 shares and aggregate beneficial ownership of 8,166,825 shares. The address and number of shares of our common stock beneficially owned by Perkins, Wolf, McDonnell & Company is based on the Schedule 13G as filed with the U.S. Securities and Exchange Commission on February 2, 2004.

6.	The address and number of shares of our common stock beneficially owned by Firsthand Capital Management, Inc. is based on the Schedule 13G as filed with the U.S. Securities and Exchange Commission on January 28, 2004.

7.	Includes 1,047,872 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 25, 2004.

8.	Includes 68,000 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 25, 2004.

9.	Includes 62,000 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 25, 2004.

10.	Includes 30,000 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 25, 2004.

11.	Includes 77,000 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 25, 2004.

12.	Includes 30,500 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 25, 2004.

13.	Includes 30,000 shares of common stock subject to stock options that are currently exercisable or will become exercisable within 60 days of May 25, 2004.

14.	Includes 324,638 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 25, 2004.

15.	Includes 274,774 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 25, 2004.

16.	Includes 115,959 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 25, 2004.

17.	Includes 135,896 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 25, 2004.

18.	Includes an aggregate of 2,459,708 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of May 25, 2004.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and shall not be deemed to be incorporated by reference into any of our previous or future filings under the Securities Act or the Exchange Act.

The audit committee currently consists of three members of the Board, each of whom is independent of the Company and its management, as defined by the Nasdaq National Stock Market listing standards. The Board has adopted, and periodically reviews, an audit committee charter. The charter specifies the scope of the audit committee’s responsibilities and how it carries out those responsibilities. A copy of our amended and restated charter approved by the Board of Directors in November 2003 is attached to this proxy statement as Appendix B.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended March 31, 2004 with management and with Deloitte & Touche LLP, the Company’s independent public accountants (D&T). The Audit Committee also has discussed with D&T the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards Nos. 89 and 90 (Audit Committee Communications), and rule 2-07 of Regulation S-X.

The Audit Committee also has received from D&T the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with D&T their independence from the company. The Audit Committee also has considered whether the provision of non-audit services to the Company is compatible with D&T’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for fiscal year 2004 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004.

Edward F. Thompson, Chairman

Richard C. Alberding

William A. Hasler

Deloitte & Touche LLP was recommended by our Audit Committee, and approved by our Board of Directors to act as our independent auditors for the fiscal year ending March 31, 2005. Representatives of Deloitte & Touche LLP will be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees Billed to the Company by Deloitte & Touche LLP for the Fiscal Years Ended March 31, 2004 and March 31, 2003 are as follows:

	2004	2003
Audit Fees(1)	$414,098	$360,000
Audit-Related Fees	—	—
Tax Fees(2)	303,076	219,000
All Other Fees(3)	67,270	20,000

Total Fees for Services Provided	$784,444	$599,000

(1)

Audit Fees were for professional services rendered for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s forms 10-Q for that fiscal year. Audit fees also include those fees billed for services rendered for accounting consultations, issuance of consents, completion of statutory audits and services associated with SEC registration statements, periodic reports.

(2)	Tax Fees were for services related to tax compliance, tax advice and tax planning services.

(3)	All Other Fees for fiscal year 2004 were for consultations relating to implementation and documentation of internal controls in order for management to be able to issue reports on internal controls for financial reporting. All Other Fees for fiscal 2003 was for tax preparation fees for employees on foreign assignments.

The Audit Committee reviews and approves the independent accountants’ annual audit plan and any subsequent engagements. The committee requires that all significant audit and permissible non-audit services be submitted to it for review and approval in advance.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and shall not be deemed to be incorporated by reference into any of our previous or future filings under the Securities Act or the Exchange Act.

The Compensation Committee has the authority and responsibility to approve the overall compensation strategy for the Company, to administer the company’s annual and long-term compensation plans and to review and make recommendations to the Company’s Board of Directors regarding executive compensation. The Compensation Committee is comprised of independent, non-employee members of the Company’s Board of Directors.

General Compensation Policy

The Compensation Committee’s overall policy is to offer the Company’s executives and officers competitive compensation opportunities. The Compensation Committee utilizes competitive data and summaries provided by Radford Associates and the American Electronics Association to develop compensation recommendations competitive with other companies in the communications and high-technology industries. The Compensation Committee’s objectives are to (i) create a performance-oriented environment with variable compensation based upon the achievement of annual and longer-term business results, (ii) focus management on maximizing stockholder value through stock-based compensation aligned to stockholders’ return, and (iii) provide compensation opportunities dependent upon the Company’s performance relative to its competitors and changes in its own performance over time.

The Compensation Committee is authorized to (i) establish and maintain compensation guidelines for salaries and merit pay increases throughout the Company, and (ii) make specific recommendations to the Company’s Board of Directors concerning the compensation of executive officers of the Company, including the Chief Executive Officer. The Compensation Committee also administers the Company’s stock option plans and the Company’s retirement and savings plan.

Factors

The primary factors considered in establishing the components of each executive officer’s compensation package for the fiscal year ended March 31, 2004 are summarized below. The Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

Base Salary

The base salary for each executive officer is set on the basis of personal performance, the salary levels in effect for comparable positions with other companies in the industry, and internal comparability considerations. Generally, company performance and profitability are not taken into account in establishing base salary. The Company’s salary ranges are established by using the 75th percentile of the survey data as the midpoint of the Company’s salary range. The Compensation Committee did not approve any increases in base salary during fiscal year 2004.

Annual Incentive Compensation

Specific financial and organizational objectives, including the Company’s operating profit, revenues, sales goals and return on equity, were established as the basis for the incentive bonuses to be paid to the executive officers of the Company for the fiscal year ended March 31, 2004. Specific bonus awards, set as a target percentage of salary, were established for each executive officer’s position and were to be earned on the basis of achieving specified corporate goals and the accomplishment of specific individual objectives. The corporate goals for the fiscal year ended March 31, 2004 were not met; therefore, no incentive bonus was paid to any executive officer for the fiscal year ended March 31, 2004. Mr. Panos however, received payments of $137,857 under the Company’s incentive sales commission program.

Long-Term Stock-Based Incentive Compensation

Generally, the Compensation Committee awards stock options to each of the Company’s executive officers following the initial hiring and from time to time thereafter. The option grants are designed to align the interests of the executive officers with those of the Company’s stockholders and to provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. In furtherance of this policy, the Company has implemented the 2002 stock incentive plan to serve as a comprehensive equity incentive program for the Company’s executive officers and other key employees.

Generally, the size of the option grant made to each executive officer is set at a level which the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual’s current position with the Company. However, the Compensation Committee also takes into account comparable awards to individuals in similar positions with companies in the industry, as reflected in external surveys, the individual’s potential for future responsibility and promotion, the individual’s performance in recent periods and the number of unvested options held by the individual at the time of the grant. The relative weight given to each of these factors will vary from individual to individual in the committee’s discretion. Each of Messrs. Kissner, Thomsen, Kennard, Panos and Schlaefli received stock option grants in fiscal year 2004.

Each grant allows the executive officer to acquire shares of common stock at a fixed price per share (which is the fair market price on the grant date) over a specified period of time (up to seven years under the 1999 and 2002 stock incentive plans). Options granted during fiscal year 2004 under the 1999 and 2002 stock incentive plans will generally become exercisable in installments over a four-year period, contingent upon the executive officer’s continued employment with the Company. Accordingly, the options will provide a return to the executive officer only if he or she remains in the Company’s employment, and then only if the market price of the common stock appreciates over the option term.

CEO Compensation

The Compensation Committee established Mr. Kissner’s base salary with the objective of maintaining the competitiveness of Mr. Kissner’s base salary with salaries paid to similarly situated chief executive officers. With respect to Mr. Kissner’s base salary, it was the Compensation Committee’s intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by the Company’s performance factors. Mr. Kissner’s base salary for fiscal year 2004 was equivalent to 80 % of the 75th percentile of the salary data surveyed for other chief executive officers of companies in the industry. Mr. Kissner received during fiscal 2004, an option to purchase 430,000 shares of the Company’s common stock under the 2002 stock incentive plan.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies for compensation exceeding $1 million paid to certain of a Company’s executive officers. The limitation applies only to compensation that is not considered to be performance-based. The non-performance-based compensation paid to the Company’s executive officers in fiscal year 2004 did not exceed the $1 million limit per officer.

The Company’s 1994 stock incentive plan, 1999 stock incentive plan and 2002 stock incentive plan are structured so that any compensation deemed paid to a covered executive officer in connection with the exercise of stock options or stock appreciation rights granted under the stock incentive plans with an exercise price equal to the market price of the shares covered by the option or stock appreciation right on the grant date will qualify as performance-based compensation.

The Compensation Committee does not expect that the compensation to be paid to the Company’s covered executive officers for the fiscal year 2005 will exceed the $1 million limit per officer. The Compensation Committee is aware of the limitations imposed by Section 162(m), and the exemptions available thereunder, and will address the issue of deductibility when and if circumstances warrant and may use such exemptions in addition to the exemption contemplated under the Company’s 1994 stock incentive plan, 1999 stock incentive plan and 2002 stock incentive plan.

Submitted by the Compensation Committee of the Company’s Board of Directors:

Mr. V. Frank Mendicino, Chairman

Mr. John W. Combs

Dr. James D. Meindl

STOCK PERFORMANCE GRAPH

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following graph is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and shall not be deemed to be incorporated by reference into any of our previous or future filings under the Securities Act or the Exchange Act.

The following graph compares the yearly percentage changes in the cumulative total stockholder return on our common stock with the cumulative total return on the Dow Jones Equity Market Index and the Dow Jones Communications Technology Index during the five fiscal years ended March 31, 2004. The comparison assumes $100 was invested on March 31, 1999 in our common stock and in each of the foregoing indices and assumes reinvestment of any dividends. No cash dividends have been declared on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG STRATEX NETWORKS, INC., THE DOW JONES US TOTAL MARKET INDEX,

AND THE DOW JONES US COMMUNICATIONS TECHNOLOGY INDEX

PROPOSAL 1:

ELECTION OF DIRECTORS

At the annual meeting, directors are nominated for re-election to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified, or until the death, resignation or removal of such director. Our current Board of Directors in a board meeting on May 11, 2004, resolved that the seven director nominees listed below should be nominated for re-election to serve on our Board of Directors following the annual meeting. Unless you attend the annual meeting in person and submit a ballot that indicates your intent to withhold your vote in favor of any or all of the director nominees listed below, or, in the alternative, mark the box on the enclosed proxy card that indicates the same intent to withhold your vote in favor of any or all of the director nominees listed below, then your proxy will be voted “FOR” the re-election of each of the director nominees listed below.

The director nominees will be re-elected by plurality vote. In the unanticipated event that a nominee is unable or declines to serve as a director at the time of the annual meeting, all proxies received by the proxyholders will be voted for any subsequent nominee named by our current Board of Directors to fill the vacancy created by the earlier nominee’s withdrawal from the election. As of the date of this proxy statement, our Board of Directors is not aware of any director nominee who is unable or will decline to serve as a director.

In addition, in the event that additional persons are nominated for election as directors (other than the director nominees listed below), the proxyholders intend to vote all proxies received by them for the director nominees listed below.

The following persons are nominated for election or re-election, as the case may be, to serve as directors until the next annual meeting of stockholders or until their successors are duly elected and qualified or until the death, resignation or removal of such director:

Name	Title	Age
Charles D. Kissner	Chairman and Chief Executive Officer	56
Richard C. Alberding	Lead Director	73
John W. Combs	Director	56
William A. Hasler	Director	62
James D. Meindl, PhD	Director	71
V. Frank Mendicino	Director	64
Edward F. Thompson	Director	65

Information About Director Nominees

Mr. Charles D. Kissner currently serves as Chairman and Chief Executive Officer. Mr. Kissner joined us as our President and Chief Executive Officer and was elected a director in July 1995 and Chairman in August 1996. He served as our Chief Executive Officer from July 1995 to May 2000 and again since October 2001. Prior to joining us, he served as Vice President and General Manager of M/A-COM, Inc., a manufacturer of radio and microwave communications products, from July 1993 to July 1995. Mr. Kissner currently serves on the board of SonicWALL, Inc., a provider of Internet security appliances. Mr. Kissner also is a trustee of National Public Radio Foundation and on the Advisory Board of Santa Clara University’s Leavey School of Business.

Mr. Richard C. Alberding has served as a director since July 1993 and as Co-Chairman of our Board of Directors and Co-Chief Executive Officer from September 1994 to July 1995. Mr. Alberding retired from Hewlett-Packard Company in 1991, where he had served since 1984 as an Executive Vice President responsible for worldwide company sales, support and administration activities for measurement and computation products, as well as all corporate-level marketing activities. He also served on Hewlett-Packard’s Executive Committee. Mr. Alberding currently serves on the boards of SyBase, Inc., a computer database and tools company,

QuickEagle, a network tools company, PCTEL, a software company, and several private companies and organizations. Mr. Alberding is a trustee of the Cazenovia College.

Mr. John W. Combs has served as a director since May 1997. Mr. Combs served as Chairman and Chief Executive Officer of Littlefeet, Inc., a distributed cover technology company, from July 2001 to January 2004. From September 1999 to July 2001, Mr. Combs served as President and Chief Executive Officer of Internet Connect, a broadband networking solutions provider. Mr. Combs served as President, Southwest Area, for Nextel Communications, Inc., a wireless digital communications system provider, from June 1993 to September 1999. Prior to Nextel Communications, Mr. Combs was President of Mitel Inc., a manufacturer of private branch exchanges. Currently, Mr. Combs serves on the board of Infosonics Corporation, a privately held distribution and services company in the wireless telecommunications industry.

Mr. William A. Hasler has served as a director since August 2001. Mr. Hasler is Vice-Chairman and a director of Aphton Corp, a biopharmaceutical company, and from 1998 to 2003 also held the position of Co-Chief Executive Officer. From 1991 to 1998, Mr. Hasler was the Dean of both the Graduate and Undergraduate Schools of Business at the University of California, Berkeley. Prior to his deanship at UC Berkeley, Mr. Hasler was the Vice Chairman of KPMG Peat Marwick. Mr. Hasler serves on the boards of Solectron Corporation, a provider of electronics manufacturing services, Ditech Communications Corp., a supplier of telecommunications equipment, and Genitope Corporation, a biopharmaceutical company. He is also a Public Governor of the Pacific Exchange, a trustee of the Schwab Funds, and a trustee of Pomona College.

Dr. James D. Meindl has served as a director since November 1995. Dr. Meindl has held the Joseph M. Pettit Chaired Professorship in Microelectronics at the Georgia Institute of Technology since 1993. Prior to his professorship, Dr. Meindl served as Senior Vice President for Academic Affairs and Provost at Rennselaer Polytechnic Institute, from 1986 to 1993. Dr. Meindl serves on the boards of SanDisk Corp., a company which designs, develops and markets flash memory data storage products, and Zoran Corp., a semiconductor and related devices company.

Mr. V. Frank Mendicino has served as a director since October 1998. Mr. Mendicino served as a director of Innova Corporation from July 1989 and as its Chairman from February 1992 until October 1998, when the merger of our Company and Innova was consummated. Mr. Mendicino has served as a General Partner of Woodside Fund, Woodside Fund II and Woodside Fund III, each of which is a private investment fund, since September 1983. He currently serves as Managing Director of Access Venture Partners, a private investment fund with which he has served as a General Partner since April 1999. He also serves on the boards of over 15 private companies, and is member of the Board of Directors of the University of Wyoming Foundation.

Mr. Edward F. Thompson has served as a director since November 2002. Mr. Thompson has held executive positions at Amdahl Corporation, including those of Chief Financial Officer and Corporate Secretary, as well as Chairman and CEO of Amdahl Capital Corporation. Mr. Thompson has also held positions at U.S. Leasing International, Inc., Computer Sciences Corporation, IBM and Lockheed Missiles and Space Company. Mr. Thompson has contributed as a director or advisor to a number of companies including Fujitsu, Ltd. and several subsidiaries, Niku Corporation, Diamondhead Ventures, LLP and SonicWALL Inc. He is a director of the Child Abuse Prevention Center and is on the Advisory Board of Santa Clara University’s Leavey School of Business.

Vote Required

Assuming the presence of a quorum, our directors will be elected from the persons nominated by the affirmative vote of holders of a plurality of our outstanding common stock present in person, or represented by proxy, at the annual meeting.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE RE-ELECTION OF EACH OF THE DIRECTOR NOMINEES AND UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board has appointed Deloitte & Touche, L.L.P. as independent auditors to audit the Corporation’s consolidated financial statements for the fiscal year ending March 31, 2005. During fiscal year 2004, Deloitte and Touche served as the Corporation’s independent auditors and provided certain tax and other audit related services. See Report of the Audit Committee. Representatives of Deloitte and Touche are expected to attend the annual stockholders meeting and be available to respond to questions, if any, and make a statement if they so choose.

Vote Required

Ratification of the appointment of Deloitte and Touche, L.L.P. as the Corporation’s independent auditors for the fiscal year ending March 31, 2005 requires the affirmative vote of a majority of the shares of the Corporation’s common stock present in person or represented by proxy and entitled to vote at the meeting. If the appointment is not ratified, the Board will consider whether it should select other independent auditors.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AND TOUCHE, L.L.P. AS THE CORPORATION’S INDEPENDENT AUDITORS FOR THE 2005 FISCAL YEAR.

OTHER MATTERS

Annual Report

Our annual report for the fiscal year ended March 31, 2004 has been mailed concurrently with the mailing of these proxy materials to all stockholders entitled to notice of, and to vote at, the annual meeting.

Form 10-K

We filed an annual report on Form 10-K for the fiscal year ended March 31, 2004 with the Securities and Exchange Commission on May 27, 2004. Stockholders may obtain a copy of the annual report on Form 10-K, without charge, by writing to our Assistant Secretary, Carol A. Goudey, at the address of our principal executive offices located at 120 Rose Orchard Way, San Jose, California 95134 or through our website at www.stratexnet.com

Other Business

Our Board of Directors is not aware of any other matter that may be presented for consideration at the annual meeting. Should any other matter properly come before the annual meeting for a vote of the stockholders, the enclosed proxy card gives authority to the persons listed on the card to vote at their discretion in our best interests.

By Order of the Board Of Directors

CHARLES D. KISSNER

Chairman and Chief Executive Officer

San Jose, California

June 24, 2004

Appendix A

Stratex Networks Code of Ethics

Appendix A

STRATEX NETWORKS CODE OF ETHICS

1.0   Purpose

Stratex Networks is committed to the highest standards of ethical business conduct. The Company has adopted this Code of Ethics as a set of guidelines pursuant to which members of the Board of Directors, our Chairman & Chief Executive officer (“CEO”), Chief Financial Officer (“CFO”), members of senior management, and all of our employees worldwide should perform their duties. The Code of Ethics is intended to deter wrongdoing, foster confidence in management and promote adherence to the standards set forth below.

2.0   Policy

In carrying out our respective duties, we shall all endeavor to act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

As individuals and a Corporation we shall promote fair, accurate, timely and understandable disclosure in the periodic reports that Stratex Networks files with, or submits to, the Securities and Exchange Commission (“SEC Filings”) and in other public communications made by Stratex Networks (“Public Communications”). We must take all available steps to assist Stratex Networks in these responsibilities consistent with his or her role within the Company. In particular, individuals are required to provide prompt and accurate answers to all inquiries made to them in connection with Stratex Networks’ preparation of its public reports and disclosure.

3.0   Procedure

3.1.	Stratex Networks’ CEO and CFO are responsible for designing, establishing, maintaining, reviewing and evaluating on a quarterly basis the effectiveness of Stratex Networks’ disclosure controls and procedures (as such term is defined by applicable SEC rules).

3.2.	The CEO, CFO, Vice President of Finance and other members of senior management shall take all steps necessary to ensure that all disclosure in reports and documents filed with or submitted to the SEC, and all disclosure in other public communication made by the Stratex Networks is full, fair, accurate, timely and understandable.

3.3.	Corporate Officers are also responsible for establishing and maintaining adequate internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Officers will take all necessary steps to ensure compliance with established accounting procedures, Stratex Networks system of internal controls and generally accepted accounting principles. Officers will ensure that Stratex Networks makes and keeps books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Stratex Networks.

3.4.	Stratex Networks has established an anonymous reporting system by which an individual can report violations of this policy or other financial impropriety. Reports of violations of this policy or financial impropriety may be submitted in any of the following ways:

•	By calling 1-877-808-3941;

•	In writing with post office mail to the following address:

Stratex Networks, Inc.

c/o MessagePeople-1004

PO Box 1164

Newark, CA 94560;

•	Through the following website: https://www.anonymessage.com/stratex

3.5.	Reports and other information submitted will be anonymous unless the individual submitting the report and/or information chooses to provide his or her identity. All reports and information submitted will be forwarded to the Chairperson, Audit Committee, CFO, and the Director, Corporate Legal Affairs.

3.6.	It shall promptly be brought to the attention of Stratex Networks through the anonymous reporting mechanism any information concerning:

3.6.1.	significant deficiencies in the design or operation of internal controls which could adversely affect Stratex Network’s ability to record, process, summarize and report financial data, or

3.6.2.	any fraud, whether or not material, that involves management or other employees who have a significant role in Stratex Networks’ financial reporting, disclosures or internal controls.

3.7.	We must all endeavor to comply, and to cause Stratex Networks to comply, with applicable governmental laws, rules and regulations of the United States and of the jurisdictions in which the Company conducts business. In addition, an individual must promptly report any information concerning evidence of a material violation of securities laws, or other laws, rules or regulations applicable to Stratex Networks and the operation of its business by it or any agent thereof.

3.8.	Any attempt to enter inaccurate or fraudulent information into the Company’s accounting system will not be tolerated and will result in disciplinary action, up to and including termination of employment.

3.9.	Stratex Networks will not intentionally retaliate in any manner against anyone providing truthful information to Stratex Networks or state or federal authorities in furtherance of this policy. Persons who retaliate may be subject to civil, criminal and administrative penalties, as well as disciplinary action, up to and including termination of employment.

3.10.	If an investigation determines that the alleged violation(s) or events of non-compliance of the Code of Ethics occurred, then the Company shall determine the appropriate corrective actions to deter wrongdoing and to promote accountability for adherence to this Code of Ethics.

4.0   Responsibility

Board of Directors, the CEO, CFO, members of senior management, and all employees worldwide.

5.0   Exceptions

There will be no exceptions to this policy. Stratex Networks shall, as required by the rules and regulations of the Securities and Exchange Commission and NASDAQ, appropriately disclose any substantive amendment to, or any waiver or violation of, any provision of the Stratex Networks Code of Ethics

Appendix B

Charter of the Audit Committee

of the Board of Directors

Stratex Networks, Inc.

Appendix B

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

STRATEX NETWORKS, INC.

I. Authority and Purpose

The Audit Committee of STRATEX NETWORKS, INC., a Delaware corporation (the “Corporation”) is appointed by the Corporation’s Board of Directors (the “Board”) to assist the Board in connection with corporate accounting and the quality and integrity of the financial reports of the Corporation. The Audit Committee (the “Committee”) shall undertake those specific duties and responsibilities listed below and such other duties as the Board shall from time to time prescribe. All powers of the Committee are subject to the restrictions designated in the Corporation’s Bylaws and applicable law.

II. Statement of Policy

The Committee shall provide assistance to the Board in connection with corporate accounting and the quality and integrity of the financial reports of the Corporation. In so doing, the Committee shall endeavor to maintain free and open means of communication between the directors, the independent auditors, the “internal” auditors, and the financial management of the Corporation. In addition, the Committee shall review the policies and procedures adopted by the Corporation to fulfill its responsibilities regarding the fair and accurate presentation of financial statements in accordance with generally accepted accounting principles and applicable rules and regulations of the Securities and Exchange Commission and the National Association of Securities Dealers (the “NASD”) applicable to NASDAQ listed issuers.

III. Committee Structure and Membership

The Committee shall be comprised of three or more directors, as determined by the Board. The Committee members shall be designated by the Board and shall serve at the discretion of the Board.

Each member of the Committee shall be an independent director as defined by the NASD. For purposes hereof, an “independent director” shall be one:

1.	who accepts no consulting, advisory or other compensatory fee from the Corporation other than in his or her capacity as a member of the Committee, the Board or any other committee of the Board or is not otherwise an affiliated person of the Corporation,

2.	who is free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director, and

3.	who meets other specific requirements as may be required by the regulations of the NASD.

At least one member of the Committee shall be a “financial expert,” as defined by Section 407 of the Sarbanes-Oxley Act of 2002, having an understanding of generally accepted accounting principles and financial statements, experience in the preparation or auditing of financial statements of companies generally comparable to the Corporation, experience in the application of generally accepted accounting principles in connection with the accounting for estimates, accruals and reserves, experience with internal accounting controls and procedures for financial reporting and an understanding of audit committee functions.

Each member of the Committee shall be able to read and understand fundamental financial statements in accordance with the rules of the NASD applicable to NASDAQ listed issuers. At least one member shall have past employment experience in finance or accounting, a professional certification in accounting or other comparable experience or background that results in the individual’s possessing the requisite financial sophistication, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

IV. Powers

The Committee has the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee is empowered to retain independent counsel, accountants or others to assist it in the conduct of any investigation. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Those tasks are the responsibility of management and the independent auditor. The Board and the Committee are in place to represent the Corporation’s stockholders. Accordingly, the independent auditor is ultimately accountable to the Board and the Committee.

V. Responsibilities

With respect to the Corporation’s independent auditors:

1. The Committee is responsible for the appointment, compensation and oversight of the work of the Corporation’s independent auditors. The Committee shall pre-approve all auditing services (including the provision of comfort letters) and non-audit services provided by the independent auditors to the Corporation, other than as may be allowed by applicable law. The Committee may delegate to one or more designated Committee members the authority to grant pre-approvals required by the foregoing sentence. The decisions of any Committee member to whom authority is delegated hereunder shall be presented to the Committee at each of its scheduled meetings. The independent auditors shall be ultimately accountable to the Board and to the Committee as representatives of the Corporation’s stockholders.

2. The Committee will review the independence of the independent auditors, including a review of management consulting services, tax services, other services and related fees, provided by the independent auditors. The Committee will require the independent auditors at least annually to provide a formal written statement delineating all relationships between the independent auditors and the Corporation consistent with the rules of the NASD applicable to NASDAQ listed issuers and request information from the independent auditors and management to determine the presence of any conflict of interest.

In addition, the Committee will:

1. Review this Charter annually.

2. Review and concur with management on the scope and responsibilities of the internal audit program and on the appointment of the firm serving in such capacity.

3. Review and discuss with management, before release, the audited financial statements and the Management’s Discussion and Analysis to be included in the Corporation’s Annual Report in Form 10-K. Recommend to the Board whether or not the audited financial statements should be included in the Corporation’s Annual Report on Form 10-K.

4. Review and discuss with management and the independent auditors, before release, the unaudited financial results in the Corporation’s quarterly earnings release.

In consultation with the independent auditors, and management, consider and review at the completion of the annual examinations and such other times as the Committee may deem appropriate:

1. The Corporation’s annual financial statements and related notes.

2. The independent auditors’ audit of the financial statements and their report thereon.

3. The independent auditors’ reports, if any, regarding critical accounting policies and alternative treatments of financial information.

4. Any significant changes required in the independent auditors’ audit plan.

5. Any disputes with management encountered during the course of the audit and any difficulties encountered during the audit.

6. The adequacy of the Corporation’s system of internal financial controls.

7. Any material deficiency in, or suggested improvement to, the procedures or practices employed by the Corporation as reported by the independent auditors in their annual management letter.

8. Any correspondence with regulators or governmental agencies and any employee complaints or reports that raise material issues regarding the Corporation’s financial statements or accounting policies.

9. Other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.

10. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61.

11. Obtain from the independent auditors assurance that it has complied with Section 10A of the Securities Exchange Act of 1934.

12. Establish procedures for (a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by the Corporation’s employees of concerns regarding questionable accounting or auditing matters necessary or appropriate to meet all applicable rules and requirements of the SEC and the NASD applicable to NASDAQ listed issuers.

13. Review policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the independent auditors or internal auditors.

14. Review and approve all “related party” transactions (i.e. transactions reportable under Item 404 of Regulation S-K).

15. Meet at least quarterly with the chief financial officer, and the independent auditor in separate executive sessions.

16. Prepare a report in the Corporation’s proxy statement in accordance with SEC requirements.

Special meetings of the Committee can be called by the Chairman of the Audit Committee at the request of any member of the Audit Committee, the Board of Directors, the independent public accountants, the Chief Financial Officer, or the Chief Executive Officer.

The Committee shall maintain minutes of each of its meetings.

Appendix C

Charter of the Compensation Committee

of the Board of Directors

Stratex Networks, Inc.

Appendix C

CHARTER OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

STRATEX NETWORKS, INC.

I. Authority and Purpose

The Compensation Committee of Stratex Networks, Inc., (the “Company”) is appointed by the Company’s Board of Directors (the “Board”) to review and approve the Company’s compensation philosophy with special emphasis on assisting the Board with executive compensation and to produce an annual report on executive compensation for inclusion in the proxy statement.

The guiding principles of the Compensation Committee are to a) provide a compensation program aligned with the Company’s strategic objectives specially the creation of stockholder value; b) enable the Company to be competitive with companies of similar size and business risk and therefore attract, retain, and motivate a team of high quality employees; and c) provide a balanced incentive plan that encourages executive management to attain both long and short term corporate objectives.

II. Committee Membership

The Committee shall consist of independent members appointed by the Board of Directors based on recommendation of the Nominating and Corporate Governance Committee. Director independence shall be determined by the Board of Directors consistent with the listing standards of the Stock Market or other exchange on which the Company’s securities are listed. The Committee shall designate one director as the Chairperson.

III. Subcommittee

The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate; provided the subcommittees, if any, are composed entirely of independent directors.

IV. Duties And Responsibilities

A. The duties of the Committee shall include, without limitation, the following:

1. Review and approve all executive officer compensation and benefit plans and recommend the Chairman and CEO’s compensation and benefit plans for full Board approval.

2. Oversee the administration of all executive compensation and benefit plans and approve the performance targets and the awards that are granted under the plans.

3. Review and approve employment agreements for senior executives and recommend for full Board approval an employment agreement for the Chairman and CEO, taking into account practices of similar organizations.

4. Ensure that a plan to evaluate executives’ performance is in place.

5. Review and monitor executive succession plans.

6. Review and approve who in management is permitted to participate in various compensation plans, such as stock options.

7. Review the impact on compensation plans in the event that the Company is sold, a portion is spun off, or the Company merges with another organization.

8. Produce an annual report on the committee’s work for the Proxy in accordance with S.E.C. requirements.

9. Communicate with the full Board, top management, other employees, government agencies and stockholders, as deemed necessary.

10. Participate with the Board and executive management in developing responses to stockholders’ concerns related to executive compensation, bonus plans and other benefits.

11. Perform such other duties or take on responsibilities as may be necessary and appropriate or as assigned by the Board.

V. Meetings

The Committee shall undertake those specific duties and responsibilities listed above and such other duties as the Board shall from time to time prescribe. The Committee shall meet, either in person or telephonically, a minimum of four times a year, or more, as the Committee deems appropriate. A majority of the Committee members must be present, in person or telephonically, to have quorum. All meetings must have a quorum (a majority of the directors in attendance). All powers of the Committee derive from the Company’s bylaws, articles of incorporation and applicable law.

VI. Committee Resources

The Committee shall have authority, to the extent it deems necessary or appropriate, to retain advisors, including but not limited to independent attorneys, consultants or other independent persons to provide advice and assistance as the Committee deems appropriate. Management may recommend various professional consultants to assist the Board in their selection.

VII. Conduct of Business

The Committee shall conduct its business in accordance with this Charter and any direction by the Board. The Committee shall report, at least annually, to the Board.

VIII. Minutes

The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

Appendix D

Charter of the Nominating and

Corporate Governance Committee

of the Board of Directors

Stratex Networks, Inc.

Appendix D

CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS

STRATEX NETWORKS, INC.

I. Authority and Purpose

The Nominating and Corporate Governance Committee (the “Committee”) of Stratex Networks, Inc. (the “Corporation”) is appointed by the Corporation’s Board of Directors (the “Board”) to assist the Board in (1) selecting nominees for election to the Board (2) monitoring the composition of the Board (3) develop and recommend to the Board the governance principles applicable to the Corporation. The Committee shall undertake those specific duties and responsibilities listed below and such other duties as the Board shall from time to time prescribe.

The purpose of the Committee shall be to assess the performance of the Board and to make recommendations to the Board from time to time, or whenever it shall be called upon to do so, regarding nominees for the Board and corporate governance principles. All powers of the Committee are subject to the restrictions designated in the Corporation’s Bylaws and by applicable law.

II. Committee Membership

The Committee members (the “Members”) shall be appointed by the Board and will serve at the discretion of the Board. The Committee will consist of at least three (3) members and shall be composed of members of the Board but shall not include any of the following: (i) employees of the Corporation, or (ii) beneficial owners, directly or indirectly, of more than 50% of the voting power of the Corporation. Further, each Member shall meet the independence requirements promulgated by the Securities and Exchange Commission specifically relating to the Members, the National Association of Securities Dealers, Inc., NASDAQ Stock Market (“NASDAQ”) relating to NASDAQ-listed issuers and any governmental or regulatory body exercising authority over the Corporation (the “Regulatory Body”). Each Member also shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a Member. Unless otherwise directed by the Board, each Member shall serve until such Member ceases to serve as a member of the Board, or until his or her successor has been duly appointed by the Board. Members may be removed at any time by vote of the Board.

III. Subcommittee

The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate; provided the subcommittees, if any, are composed entirely of independent directors as defined by the Regulatory Body.

IV. Duties and Responsibilities

The duties of the Committee shall include, without limitation, the following:

(1) To monitor the size and composition of the Board.

(2) To consider and make recommendations to the Board with respect to the nominations or elections of directors of the Corporation. In considering potential new directors, the Committee will review individuals from various disciplines and backgrounds. Among the qualifications to be considered in the selection of candidates are broad experience in business, finance or administration; familiarity with national and international business matters; familiarity with the Corporation’s industry; and prominence and reputation. Since prominence and reputation in a particular profession or field of endeavor are what bring most persons to the Board’s attention, there is the further consideration of whether the individual has the time available to devote to the work of the Board and one or more of its committees.

A review is also to be made of the activities and associations of each candidate to ensure that there is no legal impediment, conflict of interest, or other consideration that might hinder or prevent service on the Board. In making its selection, the Committee will bear in mind that the foremost responsibility of a director of a Corporation is to represent the interests of the stockholders as a whole.

(3) To develop and recommend to the Board for its approval an annual self-evaluation process of the board and its committees. The Committee shall oversee the annual self-evaluations.

(4) To develop and recommend to the Board for its approval a set of corporate governance guidelines. The Committee shall review the guidelines on an annual basis or more frequently if appropriate.

(5) To oversee and evaluate the Corporation’s performance in regard to corporate governance principles recommended by the Committee and approved by the Board.

(6) Establish, implement and monitor the processes for effective communication between the Corporation’s stockholders and members of the Board.

(7) Establish, implement and monitor the processes for consideration of stockholder proposals properly submitted in accordance with the provisions of the Bylaws.

(8) Review all stockholders proposals properly submitted to the Corporation in accordance with the provisions of the Bylaws (including any proposal relating to the nomination of a member of the Board) and recommend to the Board appropriate action on each such proposal with input from an independent advisor and/or legal counsel, as appropriate.

The Committee shall periodically review and reassess the adequacy of this Charter and propose any changes to the Board for approval.

V. Committee Resources

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain a search firm to be used to identify director candidates. The Committee shall have sole authority to retain and terminate any such search firm, including sole authority to approve the firm’s fees and other retention terms. The Committee shall also have authority, to the extent it deems necessary or appropriate, to retain other advisors, including outside legal counsel. The Corporation will provide for appropriate funding, as determined by the Committee, for payment of compensation to any search firm or other advisors employed by the Committee.

VI. Conduct of Business

The Committee shall conduct its business in accordance with this Charter and any direction by the Board. The Committee shall report, at least annually, to the Board. Prior to the annual meeting of stockholders, the Committee will recommend to the Board the persons who will be the nominees of the Board for the election of whom the Board will solicit proxies. As part of the process, the Committee will consider candidates recommended by stockholders of the Corporation.

VII. Meetings

The Committee will meet at least to (2) times during the Corporation’s fiscal year and more often as needed to act upon any matter within the scope of this Charter. The Committee may establish its own schedule, which it will provide to the Board in advance.

VIII. Minutes

The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

Appendix E

Stratex Networks, Inc.

Corporate Governance Guidelines

Appendix E

STRATEX NETWORKS, INC.

CORPORATE GOVERNANCE GUIDELINES

I.    Purpose and Nature

These guidelines have been adopted by the Board of Directors of Stratex Networks, Inc., (the “Board”) as a statement of the principles of governance by which the Board will manage its affairs and serve as a reflection of the Board’s commitment to sound corporate governance. The guidelines also assure that the Board will have the necessary practices and procedures in place to review and evaluate Stratex Networks’ (the “Company”) business operations as needed and to make decisions that are independent of the Company’s management. These guidelines may be modified by the Board from time to time as the Board deems necessary or advisable.

II.    Director Responsibilities

The core responsibility of the directors is to exercise their business judgment and to act in what they reasonably believe to be in the best interests of the Company.

Serving on a board requires significant time and attention on the part of directors. Directors must participate in board meetings, review relevant materials, serve on board committees and prepare for meetings and discussions with management. Consequently, directors must be willing and able to make the necessary time commitment.

Consistent with the Company’s Code of Conduct directors are expected to notify the Chairman, CEO, and the Corporate Secretary before accepting a seat on the board of another public company in the event that tenure on such board raises a potential conflict of interest

Directors are expected to maintain an attitude of constructive involvement and oversight; they are expected to ask incisive, probing questions and require accurate, honest answers; they are expected to act with integrity; and they are expected to demonstrate a commitment to the Company, its values and its business plan and to long-term stockholder value.

In performing their oversight responsibilities, directors rely on the competence and integrity of management in carrying out their responsibilities. It is the responsibility of management to operate the Company in an effective and ethical manner in order to produce value for stockholders.

III.   Board Membership

A.    Number of Directors; Independence

The number of members of our Board of Directors of the Company shall be reviewed periodically by Company’s Nominating and Corporate Governance Committee (“Governance Committee”) and will be subject to adjustment in accordance with our Articles of Incorporation and Bylaws. A majority of our directors shall meet the definition of “Independent Directors” within the meaning of the applicable rules of the Stock Market or other exchange on which the Company’s securities are listed. The Governance Committee will annually review the independence requirements on an annual basis.

B.    Selection of New Director Candidates

The Governance Committee is responsible for nominating candidates to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. All candidates so appointed by the Board shall stand for election by the stockholders in accordance with our Articles of Incorporation and Bylaws. The Governance Committee is responsible for identifying, screening, and recommending candidates to the entire Board for Board membership.

C.    Director Candidate Criteria

Each director shall have the ability to apply good business judgment and must be able to exercise his or her duties of loyalty and care. As part of the annual Board evaluation processes, each director must evaluate whether he or she can make the necessary time commitment to properly exercise the duties and obligations of the position. Candidates for the position of director should exhibit proven leadership capabilities, high integrity, exercise high level responsibilities within their chosen careers, and have an ability to quickly grasp complex principles of business, finance, international transactions, and communication technologies. In general, candidates will be preferred who hold an established executive level position in business, finance, law, education, research, government or civic activity.

D.    Extending an Invitation

The invitation to join the Board is to be extended by the Board, acting through the Board Chair or the Chair of the Governance Committee.

E.    Director Orientation and Continuing Education

Materials and briefings are provided to new directors, on an individualized basis, to permit them to become familiar with the Company’s business, industry and corporate governance practices.

The Company also encourages its directors to participate in continuing director education programs intended to enhance their participation in the Board and stay up to date with current corporate governance issues and principles.

F.    Changes in Principal Position or Responsibility

Any director who is employed by the Company will submit to the Board Chair and Governance Committee Chair a written resignation as a director of the Board upon the termination of employment (for any reason) with the Company.

A non-employee director who experiences a material change in his or her principal employment or professional position at any time after being elected to the Board shall so notify the Board. The Board will determine whether or not the continued service of such individual as a director of the Board will be in the best interests of the Company and its stockholders.

G.    Term Limitations, Retirement and Other Directorships

Membership on the Board is not subject to term limits other than mandatory retirement.

A director may not stand for election or reelection if at the time of the next Annual Meeting that director has attained the age of 75.

Consistent with the spirit of integrity an ethical behavior of the Company’s Code of Conduct a director shall not contemporaneously serve on such a number of other public company boards of directors which will adversely impact the performance of his or her obligations and duties as a member of director of the Board of the Company.

H.    Stock Ownership

Directors are encouraged to own stock of the Company to align more closely their interest with those of the stockholders in general. Such holdings should be considered long-term investments, and short-term investments in the Company’s stock are discouraged.

IV.    Functioning of the Board

A.    Board Chairman and CEO

Consistent with the Company’s Bylaws, the Chairman of the Company’s Board is elected by the Board of Directors and presides at meetings of the Board. The Company’s Chief Executive Officer is also designated by our Board of Directors. The CEO, under the direction and oversight of our Board, generally manages the business and affairs of the Company. The CEO ensures the directives and policies adopted by the Board are carried out and fulfills the responsibilities of the office set forth in our Bylaws. The CEO also may serve as Chairman of the Board, if deemed appropriate by the Board. In such a case, the Board shall also elect a Lead Director from the independent directors and who shall perform his or her duties consistent with the Company’s Lead Director Guidelines.

B.    Frequency of Board Meetings

A minimum of four regular meetings of the Board are held each year. Additional meetings will be held as needed and shall be called in accordance with our Bylaws. At least one meeting per year may be an extended meeting focusing on long-range strategies of the Company or Board governance matters.

C.    Agenda Items for Board Meetings

Each meeting may include regular items of business as well as special items that may require consideration by the Board. The Secretary assists the Board Chair and Lead Director with the development of the agenda for each meeting. Individual directors are encouraged to suggest additional topics for inclusion on the agenda.

D.    Board Materials Distributed in Advance

In advance of each meeting, information important to the Board’s understanding of issues scheduled for discussion at the ensuing Board meeting are distributed in writing to the Board through the Company’s Secretary. Those responsible for preparing such information shall see that this material is concise, while still providing the information necessary to ensure an informed judgment can be reached.

E.    Attendance at Board and Committee Meetings

Each of our directors is expected to make every reasonable effort to participate in all meetings of the Board. The Secretary of the Company also attends each meeting of the Board and its Committees and serves as the Board Secretary. Appropriate officers of the Company may be invited by the Board, Committee Chair, or Chief Executive Officer to attend the general session of the regular meetings of the Board. The Board encourages Management to bring managers into Board and Committee meetings from time to time who: (a) can provide additional insight on items being discussed, or (b) have potential for additional leadership responsibilities.

Proxy materials of the Company prepared in connection with the Annual Meeting of the stockholders must identify each director who attends less than 75% of the total number of Board and applicable Committee meetings (in person or by telephone) held during the preceding fiscal year.

F.    Executive Sessions of Independent Directors

Our Independent Directors shall meet regularly in an executive session for such purposes as they deem appropriate. The Lead Director of the Board shall preside at such meetings. In the absence of the Lead Director, the Chair of the Governance Committee presides at such meetings.

G.    Matters for Board Consideration

In addition to matters requiring specific approval, the Board receives and considers regular reports regarding the long-term strategy, business operations, financial condition and other affairs of the Company and provides advice and counsel to management regarding such topics. Periodically, the Board establishes standards for transactions and commitments that require Board approval. Examples of this include the annual operating plan for the Company and significant transactions not in the ordinary course of business or any matter requiring approval under the Company’s Articles of Incorporation or Bylaws or applicable laws, rules or regulation. The respective Committee Charters also specify certain matters requiring review and approval by the Committees.

H.    Board Access to Management

Board members have complete access to Management and all information regarding the business or the affairs of the Company. It is assumed that Board members will use judgment to assure this contact is not distracting to the business operation of the Company, and that such contact, if in writing, be copied to the Chief Executive Officer and the Board Chair.

I.    Evaluation of the Chief Executive Officer

The Governance Committee will evaluate the performance and effectiveness of the Chief Executive Officer annually, based on objective criteria, which includes performance of the business, accomplishment of long-term strategic objectives, and Management development, and will report its findings and recommendations to the full Board. The Chair of the Compensation Committee shall participate in the performance evaluation with the Governance Committee. The results of this evaluation will be reported to the Board in an executive session of Independent Directors.

J.    Succession Planning; Management Development; Human Resource Strategy

The Chief Executive Officer will present an annual report to the Board regarding succession planning, senior executive evaluation and development and the Company’s human resource strategy. The Board, in its discretion, may receive this report through the Governance Committee.

K.    Board Communication with Stakeholders

The Board believes that Management should speak on behalf of the Company to parties such as investors, media, customers, suppliers, employees and other constituents. From time to time, individual directors may be requested by Management to meet or otherwise communicate with various constituencies involved with the Company. In addition, the Board and its Committees shall issue reports directly to the Company stockholders, as the Board deems appropriate. Examples of this include annual reports of the Compensation and Audit Committees in connection with the Company’s annual proxy statement.

L.    Code of Business Conduct and Code of Ethics

The Company has adopted a Code of Business Conduct, which makes clear our standards of high integrity and ethical behavior as well as the requirement of compliance with all applicable laws in the conduct of the Company’s business. In addition, consistent with the requirements of the Sarbanes-Oxley Act and within the meaning of the applicable rules of the stock market or other exchange on which the Company’s securities are listed, the Board has adopted a Code of Ethics.

M.    Assessing the Board’s Effectiveness

The Governance Committee of the Board is responsible for facilitating the Board’s assessment of its effectiveness on an annual basis. The assessment addresses the Board’s contribution as a whole to the success of the Company, and specifically reviews areas in which the Board and/or Management believe a better contribution could be made. The annual assessment may also serve as a basis for the addition, modification or deletion of Board policies and/or practices.

V.    Committees of the Board

A.    Number of Committees

The Committees of the Board are the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each Committee will consist of at least three directors. The Governance, Audit and Compensation Committees will be comprised solely of Independent Directors. The Board has adopted charters for each of the three Committees listed above. Any new committees that may be formed will have a charter recommended by that Committee and ultimately approved by the Board. Finally, the Board may establish other Committees, as it deems appropriate from time to time.

B.    Committee Membership

The Board will appoint all members of its various committees upon consideration of recommendations from the Governance Committee. The Board shall also meet as necessary to fill vacancies or to make assignments for new members of the Board. An Independent Director will chair each Committee.

C.    Committee Rotation

It is the intent of the Board that Committee members and Committee Chairs will be rotated from time-to-time. However, the foregoing principle of rotation should not be used to deprive the Board or any Committee of critical expertise possessed by individual directors and will be subject to Committee rules regarding independence.

D.    Committee Meetings

Each Committee charter specifies a minimum number of Committee meetings to be held each year. Committee Chairs, in consultation with management and other Committee members, will determine the frequency and length of any additional meetings of the Committee.

The regularly scheduled meeting dates will be published annually in advance of each fiscal year. To the extent practicable, the Committees will meet at a time corresponding to regular meetings of the full Board, so as to accommodate to the extent feasible or practicable the travel and other schedule requirements of directors.

Committee Chairs provide a report to the full Board of the activities and decisions and recommendations of the Committee.

E.    Agenda

The Chair of each Committee, in consultation with members of management and staff, will develop the Committee’s agenda. Individual Committee members are also encouraged to suggest additional topics for inclusion on the agenda.

VI.    Independent Advisors

A.    Professional Consultants

The Board and the Committees of the Board are each authorized to retain independent attorneys, consultants or other independent persons to provide advice and assistance as the Board or any Committee of the Board deems appropriate. Management may recommend various professional consultants to assist the Board in their selection.

B.    Independent Auditors

The Directors, upon recommendation from the Audit Committee, shall nominate the Company’s Independent Auditors to the stockholders for approval at each annual meeting of stockholders.

The lead audit partner of the Company’s Independent Auditor shall be rotated at least every five years.

C.    Management Support of the Board

Management of the Company will also assist the Board and the Committees of the Board with their functions by providing information, recommendations or other support as needed or requested.

Appendix F

Annual Report to Stockholders

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The discussions in this Annual Report should be read in conjunction with our accompanying Financial Statements and the related notes thereto. This Annual Report on Form 10-K contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. All statements included or incorporated by reference in this Annual Report, other than statements that are purely historical, are forward-looking statements. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions also identify forward looking statements. The forward looking statements in this Annual Report are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward looking statements and include, without limitation, statements regarding:

•	Our belief that the product line acquired from Plessey Broadband Wireless complements our existing licensed product lines and will expand our market presence in the license-exempt market;

•	Our plan to amortize $1.6 million of intangible assets in fiscal 2005;

•	Our expectation that new networks for data transmission, new networks in developing countries and capacity requirements in developed networks will continue to offer us business opportunities in the future;

•	Our expectation that cash requirements for the product operating segment will be primarily for working capital requirements, restructuring payments and research and development activities;

•	Our expectation that the cash requirements for the service operating segment will continue to be primarily for labor costs and spare parts;

•	Our expectation that margins will increase gradually over the next couple of quarters due to pricing stability and increase in sales of our new product Eclipse which will have higher margins as compared to our other product lines;

•	Our expectation that research and development expenses will be slightly higher in fiscal 2005 due to the acquisition of Plessey Broadband Wireless in the third quarter of fiscal 2004;

•	Our expectation that selling, general and administrative expenses will be approximately the same in fiscal 2005 as compared to fiscal 2004;

•	Our expectation that the remaining accrual balance of restructuring reserve of $22.8 as of March 31, 2004 will be paid out in cash;

•	Our expectation that $4.3 million of the remaining accrual balance ($1.1 million of severance and benefits, $0.2 million of legal costs and $3.0 million of vacated building lease obligations) will be paid out in fiscal 2005 and vacated building lease obligations of $18.5 million will be paid out during fiscal 2006 through fiscal 2012;

•	Our expectation that income tax expenses will be slightly higher in fiscal 2005 as compared to fiscal 2004; and

•	Our belief that our available cash and cash equivalents at March 31, 2004 combined with anticipated receipts of outstanding accounts receivable, the liquidation of other current assets and our $35 million revolving credit facility should be sufficient to meet our anticipated needs for working capital and capital expenditures through March 31, 2005.

All forward looking statements included in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward looking statement or statements. The reader should also consult the cautionary statements and risk factors listed in this

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Annual Report and those listed from time to time in our Reports on Forms 10-Q and 8-K, including those contained in the section, “Factors That May Affect Future Financial Results,” beginning on page 18 in this Annual Report, in evaluating these forward-looking statements.

Business Overview

Stratex Networks, Inc. was founded in 1984. We design, manufacture, market and sell advanced wireless solutions for worldwide mobile and fixed telephone network interconnection and access. We market our products primarily to mobile wireless carriers around the world. Our solutions also address the requirements of fixed wireless carriers, enterprises and government institutions that operate broadband wireless networks. We also sell our products to base station suppliers, who provide and install integrated systems to service providers, and to distributors, including value-added resellers (VARs) and agents.

We provide our customers with a broad product line, which contains products that operate using a variety of transmission frequencies, ranging from 0.3 GigaHertz (GHz) to 38 GHz, and a variety of transmission capacities, typically ranging from 64 Kilobits to 2XOC-3 or 311 Megabits per second (Mbps). Our broad product line allows us to market and sell our products to service providers worldwide with varying interconnection and access requirements. We design our products to meet the requirements of mobile communications networks and fixed wireless broadband access networks worldwide. Our products typically enable our customers to deploy and expand their wireless infrastructure and market their services rapidly to subscribers, so that service providers can realize a return on their investments in frequency allocation licenses and network equipment. We recently announced a new wireless platform consisting of an Intelligent Node Unit (INU) and a radio element which combined are called Eclipse™ (“Eclipse”). The Eclipse wireless network transmission system enables wireless network node configurations in the smallest form factor available, supporting up to six independent radio traffic paths from a compact and highly modular Intelligent Node Unit. An integral high speed, Time Division Multiplexing (TDM) bus architecture enables traffic routing between traffic paths by software, without local cabling. Eclipse nodes enable a reduction in the amount of equipment required to build a network, leading to cost savings, rapid installation and higher network reliability.

We have equipment installed in over 150 countries, and a significant percentage of our revenue is derived from sales outside the United States. Since inception, we have shipped over 270,000 microwave radios worldwide. Our revenues from sales of equipment and services outside the United States were 98% in fiscal 2004, 95% in fiscal 2003 and 92% in fiscal 2002.

In fiscal 2001, 2002 and 2003 we experienced a significant slowdown in the wireless telecommunications market primarily because of a slowdown of the global economy. In the past few quarters we saw some stabilization in our markets. New networks for data transmission, new networks in developing countries and capacity requirements in developed networks are expected to continue to offer us business opportunities in the future. Our near term strategy is to remain focused on the successful rollout of our new product Eclipse.

Key fiscal year 2004 developments

Eclipse Rollout. In the fourth quarter of fiscal 2004, we began commercial shipments of our new product Eclipse. We recorded $3.3 million of revenue from sales of Eclipse products in fiscal 2004. Total Eclipse orders were $15.6 million in fiscal 2004, which is 8% of our total orders of $196.3 million received in fiscal 2004. As of March 31, 2004, our backlog had over $10 million in orders related to Eclipse. We include in our backlog purchase orders for which a delivery schedule has been specified for product shipment within one year. We review our backlog on an ongoing basis and make adjustments to it as required. Accordingly, although useful for scheduling production, backlog as of any particular date may not

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

be a reliable measure of future sales. We also shipped several trial units of Eclipse to customers in fiscal 2004.

Acquisition. On October 3, 2003 we completed the acquisition of the net assets of Plessey Broadband Wireless, a division of Tellumat (Pty) Ltd. (“Tellumat”) located in Cape Town, South Africa. With the acquisition of these net assets, we have obtained a license-exempt telecommunications product line. We believe that this product line compliments our existing licensed product lines and will expand our market presence in the license-exempt market. As part of the purchase agreement we paid $2.6 million in cash and issued 730,238 shares of our common stock to Tellumat, which shares were valued at $2.9 million. Our consolidated financial statements include the operating results of Plessey Broadband Wireless from the date of acquisition. The acquisition has been accounted for under the purchase method of accounting.

We completed the valuation of the intangible assets related to the Tellumat acquisition in the fourth quarter of fiscal 2004. A summary of the allocation of purchase price is as follows (in thousands):

Current assets	$4,160
Property and equipment	254
Intangible assets	2,371

Total assets acquired	6,785
Current liabilities	(1,250)

Net assets acquired	$5,535

The $2.4 million of intangible assets acquired has been assigned to intellectual property and are estimated to have a useful life of 18 months. In fiscal 2004, we recorded $0.8 million of amortization expense. We plan to amortize the remaining $1.6 million in fiscal 2005. There was no amortization expense recorded in fiscal 2003 and fiscal 2002.

Proforma results of operations, to reflect the acquisition as if it had occurred on the first date of all periods presented, would not be significantly different than our results of operations as stated.

Stock Option Exchange Program. On June 23, 2003, we filed a Schedule TO with the Securities and Exchange Commission in connection with our Option Exchange Program pursuant to which eligible employees had the opportunity to make a one-time election to exchange certain outstanding grants of stock options with exercise prices above $6.00 per share, for a predetermined smaller number of new stock options with a new vesting schedule. The new stock options were granted at the fair market value on the date of the new grant, which was six months plus one day after the exchange options were cancelled. This Option Exchange Program was approved by the shareholders on July 15, 2003. On July 25, 2003, in accordance with the Option Exchange Program, we accepted and cancelled options to purchase 2,135,100 shares of our common stock and issued a promise to grant approximately 1,045,928 new options to participating employees. The new stock options were granted on January 29, 2004 at an exercise price of $5.36 per share.

Critical accounting policies and estimates

The preparation of our consolidated financial statements in accordance with generally accepted accounting principles requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, including the disclosure of contingent assets and liabilities at the date of the consolidated financial statements,

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

and the reported amounts of revenue and expenses during the period reported. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty. Management bases their estimates and judgments on historical experience, market trends, and other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition. We recognize revenue pursuant to Staff Accounting Bulletin No. 101 (“SAB 101”) “Revenue Recognition in Financial Statements” as amended by Staff Accounting Bulletin No. 104 (“SAB 104”). Accordingly, revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that the arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured.

In accordance with SAB 101, revenues from product sales are generally recognized when title and risk of loss passes to the customer, except when product sales are combined with significant post-shipment installation services. Under this exception, revenue is deferred until such services have been performed. Installation service revenue is recognized when the related services are performed. Revenue from service obligations under maintenance contracts is deferred and recognized on a straight-line basis over the contractual period, which typically ranges from one to five years.

Provision for warranty. At the time revenue is recognized, we establish an accrual for estimated warranty expenses associated with our sales, recorded as a component of cost of sales. Our standard warranty is generally for a period of 27 months from the date of sale only if the customer uses us or our approved installers to install the products; otherwise it is 15 months from the date of sale. Warranty accrual is made based on forecasted returns and average cost of repair. Forecasted returns are based on trended historical returns. While we believe that our warranty accrual is adequate and that the judgment applied is appropriate, such amounts estimated could differ materially from what will actually transpire in the future. If our actual warranty costs are greater than the accrual, cost of sales will increase in the future. See Note 12 of our footnotes to financial statements for further details of our warranty accrual for fiscal years 2004, 2003 and 2002.

Inventories. Inventories are stated at the lower of cost (first-in, first-out) or market, where cost includes material, labor, and manufacturing overhead. We regularly monitor inventory quantities on hand and record a provision for excess and obsolete inventories based primarily on our estimated forecast of future product demand and production requirements. Inventory for all product lines in excess of nine months requirements is fully written-off, unless firm backlog exists, and we partially write down inventory in excess of three months for certain product lines. Included in cost of sales are inventory provisions of $0.5 million and $1.3 million, respectively, for fiscal 2003 and 2002. We did not record any provisions for inventory in fiscal 2004. In fiscal 2004 and 2003, we realized a $0.5 million and a $2.1 million benefit, respectively, due to the sale of inventory that had been written off, due primarily to excess inventories not expected to be sold, in periods prior to fiscal year 2003. During fiscal 2002, we recorded additional inventory and other valuation charges of $102.7 million, which consisted of a $9.4 million charge for purchase commitments, a $1.9 million charge for loss on impairment of manufacturing equipment and charges of $91.4 million for the value of excess inventories. This reserve is reflected as a reduction to inventory in the accompanying consolidated balance sheets. Although we make every effort to ensure the accuracy of our forecasts of future product demand, any significant unanticipated changes in demand or technological developments would significantly impact the value of our inventory and our reported operating results. If actual market conditions are less favorable than our assumptions, additional provisions may be required. Our estimates of future product demand may prove to be inaccurate, in which case we may have understated or overstated the provision required for excess and obsolete inventory. In the future, if our inventory is determined to be overvalued, we would be required to recognize such costs in our cost of sales at the time of

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

such determination. If our inventory is determined to be undervalued, we may have overstated our cost of sales in previous periods and would be required to recognize additional operating income at the time of sale.

We currently subcontract substantially all of our manufacturing. As of March 31, 2004, we were committed to purchase approximately $25.0 million of inventory from our suppliers over the next five months. If actual demand of our products is below the projections, we may have excess inventory as a result of our purchase commitments for long lead-time components with our contract manufacturers. This would be recorded as additional provisions for excess inventory as a component of cost of sales.

Valuation of Long-Lived Assets. We have adopted Statement of Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” (“SFAS 121”), by requiring that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and by broadening the presentation of discontinued operations to include more disposal transactions. We value assets based on the fair value of the asset. In fiscal 2004, there was no impairment loss on Long-Lived Assets. During fiscal 2003, we recorded an impairment loss on property and equipment of $4.0 million that was recorded as part of restructuring charges. In addition, in fiscal 2002, we recorded a $1.9 million impairment loss on manufacturing equipment as inventory and other valuation charges. During fiscal 2002, we also recorded an impairment loss of $2.1 million on property and equipment due to the closure of our Seattle, Washington operations. This $2.1 million impairment loss was recorded as restructuring costs.

Valuation of Intangible Assets. We account for intangible assets in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” or SFAS No. 142. SFAS No. 142 requires that goodwill and identifiable intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

In fiscal 2004, we acquired intangible assets of $2.4 million. We are amortizing this intangible asset over its estimated useful life of 18 months. We review our intangible assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Accordingly, we tested the intangible assets for impairment on March 31, 2004 and concluded that there was no impairment.

Restructuring and Impairment Charges. In June 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”) which addresses financial accounting and reporting for costs associated with exit or disposal activities. SFAS 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”). The Company has adopted the provisions of SFAS 146 for restructuring activities initiated after December 31, 2002. SFAS 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Prior to December 31, 2002 we have accounted for restructurings in accordance with EITF 94-3 and SAB No. 100, “Restructuring and Impairment Charges”. Under EITF 94-3, a liability for an exit cost was recognized at the date of the Company’s commitment to an exit plan. The restructuring accrual related to vacated properties was calculated net of estimated sublease income we expect to receive once we sublease the properties that have been vacated. To determine the lease loss, certain assumptions were made related to (1) the time period over which the buildings

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

will remain vacant, (2) sublease terms, (3) sublease rates and (4) an estimate of brokerage fees. The lease loss represents management’s estimate of time to sublease and actual sublease rates. Sublease income is estimated based on current market quotes for similar properties. If we are unable to sublease these properties on a timely basis or if we are forced to sublease them at lower rates due to changes in market conditions, we would adjust the accrual accordingly. Accordingly, SFAS 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized. In fiscal 2004, we recorded a restructuring charge of $4.0 million for lease obligations for buildings which were vacated in fiscal 2003 and fiscal 2002 primarily due to a change in the estimate of sub lease income which was initially estimated at the time the buildings were vacated.

Provision for receivables. In establishing the appropriate provisions for trade and long-term receivables due from customers, we make assumptions with respect to their future collectibility. Our assumptions are based on an individual assessment of a customer’s credit quality as well as subjective factors and payment trends, including the aging of receivable balances. Generally, these individual credit assessments occur prior to the inception of the credit exposure and at regular reviews during the life of the exposure and consider:

•	a customer’s ability to meet and sustain their financial commitments;

•	a customer’s current and projected financial condition; and

•	the positive or negative effects of the current and projected industry outlook.

Deferred taxes. We must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes. We must assess the likelihood that we will be able to recover our deferred tax assets. If recovery is not likely, we must increase our provision for taxes by recording a valuation allowance against the deferred tax assets that we estimate will not ultimately be recoverable. To the extent that the Company’s estimates regarding valuation allowance are understated, additional charges to income tax expense would be recorded in the period in which the Company determines such understatement. If the Company’s estimates are overstated, income tax benefits will be recognized when realized. In fiscal 2004, we wrote off $1.9 million of deferred assets in one tax jurisdiction as the prior estimate of projected future taxable income decreased in the current year. As of March 31, 2004, we believe that all the deferred tax assets recorded on the balance sheet are not realizable in the foreseeable future and we have recorded a valuation allowance accordingly. For details regarding our deferred tax assets please see Note 13 of our footnotes to the financials on this Annual Report filed on Form 10-K.

Results of Operations

Revenues

Net sales for fiscal 2004 decreased to $157.3 million, compared to $197.7 million reported in fiscal 2003. This decrease was primarily due to lower average selling prices due to competitive factors, lower demand for our products due to decreases in network deployment and capital spending by telecommunication carriers. We aggressively priced some of our orders in fiscal 2004 in order to maintain and establish our position in certain key markets in anticipation of the release of our new wireless platform, Eclipse. The impact of this aggressive pricing impacted our revenues and gross profit in the third and fourth quarters of fiscal 2004.

Net sales for fiscal 2003 decreased to $197.7 million, compared to $228.8 million reported in fiscal 2002. This decrease was primarily due to ongoing restrictions over capital spending in the telecommunications and mobile cellular market throughout fiscal 2003.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Revenue by geographic regions. The following table sets forth information on our geographic regions for the periods indicated (in thousands):

	Years ended March 31,
	2004	% of Total	2003	% of Total	2002	% of Total
Americas	$25,184	16%	$28,269	14%	$62,826	27%
Europe	50,854	32%	52,681	27%	56,375	25%
Middle East	16,416	10%	15,138	8%	14,770	7%
Africa	35,529	23%	32,558	16%	21,471	9%
China	935	1%	5,857	3%	36,805	16%
Other Asia/Pacific	28,430	18%	63,201	32%	36,597	16%

Total Revenues	$157,348		$197,704		$228,844

Net sales in fiscal 2004 compared to fiscal 2003 decreased significantly in China and Other Asia/Pacific region. Net sales in China were only $0.9 million as compared to $5.9 million in fiscal 2003 primarily because of the loss of a major customer in China. Revenue in the Other Asia/Pacific region in fiscal 2004 experienced a significant decline of 55% as compared to fiscal 2003 primarily due to completion of several large network projects in Thailand in fiscal 2003, which did not repeat in fiscal 2004. Net sales to Thailand were only $3.1 million in fiscal 2004 as compared to $22.6 million in fiscal 2003. Our Europe region’s revenue made up the largest portion of our total revenue and decreased slightly in fiscal 2004 as compared to fiscal 2003.

The decrease in net sales for fiscal 2003 compared to fiscal 2002 occurred in China, Europe, and the Americas regions due to a continued slowdown in the telecommunications industry and weak economic conditions. However this decline was partially offset by increases in net sales in fiscal 2003 in Thailand, Africa, the Middle East and Other Asia/Pacific regions, primarily because network deployments in those regions were not affected as significantly by the slowdown in the global economy. Net sales to China decreased significantly to $5.9 million in fiscal 2003 compared to $36.8 million in fiscal 2002, primarily due to lower sales to customers in China who are continuing to utilize existing inventory on hand to meet the demands in that region. Net sales to Thailand increased to $22.6 million in fiscal 2003 compared to $8.5 million in fiscal 2002 due to several major projects in that country. Net sales to Africa increased to $32.6 million in fiscal 2003 from $21.5 million in fiscal 2002 due to increased sales to one customer in that region. Net sales in the Other Asia/Pacific region other than Thailand, increased to $40.6 million in fiscal 2003 from $28.1 million in fiscal 2002, primarily due to increased sales to several existing customers in that region.

The following table summarizes the number of our significant customers, each of whom accounted for more than 10% of our revenues, along with the percentage of revenues they individually represent.

	Years ended March 31,
	2004	2003	2002
Number of significant customers	1	2	1
Percentage of net sales	19%	11%, 10%	15%

In fiscal 2004, we received $196.3 million in new orders as compared to $190.3 million in fiscal 2003. The backlog at March 31, 2004 was $59.1 million compared to $50.1 million at March 31, 2003. During fiscal 2003, we received $190.3 million in new orders compared to $258.2 million in fiscal 2002, representing a decrease of approximately 26%. The backlog at March 31, 2003 was $50.1 million compared to $94.1 million at March 31, 2002.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following table summarizes the number of our customers, each of whom accounted for more than 10% of our backlog as at the end of the year, along with the percentage of revenues they individually represent.

	Years ended March 31,
	2004	2003
Number of customers	3	2
Percentage of Backlog	12%, 12%, 11%	25%, 11%

Orders in our current backlog are subject to changes in delivery schedules or to cancellation at the option of the purchaser without significant penalty. We include in our backlog purchase orders for which a delivery schedule has been specified for product shipment within one year. We review our backlog on an ongoing basis and make adjustments to it as required. Accordingly, although useful for scheduling production, backlog as of any particular date may not be a reliable measure of future sales.

Product operating segment. The revenue and operating income for the Product operating segment for the three years ended March 31, 2004 were as follows (in thousands):

	2004	% of Total	2003	% of Total	2002	% of Total
XP4	$57,497	44%	$76,930	46%	$86,980	43%
DXR	23,917	18%	36,863	22%	29,182	14%
Altium	39,613	31%	49,471	30%	46,324	23%
Eclipse	3,348	3%	—	—	—	—
SPECTRUM II	29	—	2,478	1%	37,642	19%
Other Products	4,689	4%	1,265	1%	1,436	1%

Total Revenue	$129,093		$167,007		$201,564
Operating Loss	$(39,987)	(31)%	$(57,407)	(34)%	$(163,273)	(81)%

Total revenue from the product operating segment decreased from $167.0 million in fiscal 2003 to $129.1 million in fiscal 2004. Revenues of our XP4™, DXR® and Altium® product line decreased significantly in fiscal 2004 as compared to fiscal 2003. This was partially offset by increase in revenues resulting from the acquisition of Plessey Broadband Wireless and revenues from the initial shipments of our new product Eclipse in the fourth quarter of fiscal 2004. The decrease in product revenues was primarily due to lower shipments resulting from lower demand for our products in response to the slowdown in the economy, the completion of certain large projects in fiscal 2003, which did not repeat in fiscal 2004 and also due to lower average selling prices in fiscal 2004 as compared to fiscal 2003. As mentioned earlier, we aggressively priced some of our big customer projects in order to maintain and establish ourselves in certain markets in anticipation of the introduction of our new product Eclipse. Our Spectrum product line reached the end of its life in fiscal 2004.

Though product revenue decreased significantly in fiscal 2004 as compared to fiscal 2003, operating loss decreased substantially in fiscal 2004 as compared to fiscal 2003. Operating loss in fiscal 2004 decreased to $40.0 million in fiscal 2004 as compared to $57.4 million in fiscal 2003 primarily due to a reduction in our costs. See the discussion of our expenses in “Selling, General and Administrative” in the following paragraphs for further details on our reduction in costs.

In fiscal 2003, compared to fiscal 2002, revenues of our DXR® and Altium® product lines increased while sales of our XP4™ and Spectrum™ II product lines decreased. Net sales of our DXR product line increased to $36.9 million in fiscal 2003 compared to $29.2 million in fiscal 2002, primarily due to several large projects completed during fiscal 2003. Our Altium® product line net sales increased to $49.5 million in fiscal 2003

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

compared to $46.3 million in fiscal 2002. Our XP4™ product line net sales decreased to $76.9 million in fiscal 2003 compared to $87.0 million in fiscal 2002. Net sales of our Spectrum™ II product line decreased to $2.5 million in fiscal 2003, from $37.6 million in fiscal 2002, due to the product reaching its planned end of life and being replaced by our XP4™ product line. Operating loss in fiscal 2003 reduced significantly as compared to fiscal 2002 primarily due to the inventory valuation charges of $102.7 million recorded against product revenues in fiscal 2002.

The cash used for product operating segment was primarily due to operating losses incurred by that segment. The cash needs of this segment were also to fund the acquisition of net assets of Plessey Broadband Wireless, research and development activities and restructuring payments. We also increased the inventory levels of our new product Eclipse in order to support its rollout in the market. We expect cash requirements for this segment to be primarily for working capital requirements, restructuring payments and research and development activities.

Service Operating Segment. The revenue and operating income for the Service operating segment for the three years ended March 31, 2004 were as follows: (in thousands)

	2004	% of Revenue	2003	% of Revenue	2002	% of Revenue
Service revenue	$15,404		$18,752		$17,483
Operating income	665	4%	2,019	11%	996	6%
Repair revenue	12,851		11,945		9,797
Operating income	4,777	37%	4,494	38%	2,252	23%

Total Revenue	$28,255		$30,697		$27,280
Total Operating income	$5,442	19%	$6,513	21%	$3,248	12%

Services revenue includes, but is not limited to, installation, network design, path surveys, integration, and other revenues derived from the services we provide to our customers. In fiscal 2004, service revenue decreased to $15.4 million as compared to $18.8 million in fiscal 2003 primarily because of lower product revenues in fiscal 2004 as compared to fiscal 2003. The operating income for service revenue, as a percentage of service revenue, declined by 6% in fiscal 2004 as compared to fiscal 2003 primarily due to aggressive pricing on the installation of our new product Eclipse for one of our major customer projects in South Asia in order to successfully rollout our product in that market. Service revenue was $18.8 million in fiscal 2003, compared to $17.5 million in fiscal 2002. Though the product revenue in fiscal 2003 has declined compared to fiscal 2002, service revenue did not experience a comparable decline. This was primarily due to an increase in service contracts and projects as a result of our increased efforts to position ourselves as a complete solutions provider in the market. In fiscal 2003, the operating income related to service revenue increased to $2.0 million from $1.0 million in fiscal 2002. As a percentage of service revenue, operating income in fiscal 2003 increased by 5% as compared to fiscal 2002. This was primarily due to an increase in installation contracts in fiscal 2003 over fiscal 2002 resulting in a better utilization of our field service resources.

Repair revenue increased slightly in fiscal 2004 to $12.9 million from $11.9 million in fiscal 2003. Operating income for the repair segment for fiscal 2004 was approximately flat compared to operating income in fiscal 2003. Repair revenue in fiscal 2003 also increased as compared to fiscal 2002. The increase in repair operating income, as a percentage of revenue, in fiscal 2003 over fiscal 2002 was significant. This was primarily due to a reduction in repair material costs in fiscal 2003 as we used inventory on hand to repair the products internally versus sending it to third party for repair.

The cash requirements in the service operating segment was primarily to purchase spare parts to provide repair services to our customers and for payment of labor expenses. We also paid cash to several third party

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

vendors for helping us in the installation of our products. In fiscal 2004, we purchased approximately $4.4 million of spare parts. We expect the cash requirements for this segment to continue to be primarily for labor costs and spare parts.

Gross Profit (Loss)

	Years ended March 31,
	2004	% of Net Sales	2003	% of Net Sales	2002	% of Net Sales
Net sales	$157,348	100.0%	$197,704	100.0%	$228,844	100.0%
Cost of sales	129,689	82.4	149,165	75.5	184,527	80.6
Inventory valuation charges (benefits)	(498)	(0.3)	(2,122)	(1.1)	102,731	44.9

Gross profit (loss)	$28,157	17.9%	$50,661	25.6%	$(58,414)	(25.5)%

Gross profit, as a percentage of net sales, decreased to 17.9% in fiscal 2004 as compared to 25.6% in fiscal 2003. This decrease was primarily due to a negative pricing impact of approximately 6% due to competitive market conditions. As mentioned earlier, we had aggressively priced some of our orders in the first half of fiscal 2004 in order to maintain and establish our position in certain key markets in anticipation of the release of our new Eclipse product line. The impact of this aggressive pricing was seen on our revenues in the second half of fiscal 2004. A decline in sales of our higher priced DXR product line in fiscal 2004 as compared to fiscal 2003 was also one of the causes of the negative pricing impact. Product mix had an unfavorable impact of approximately 2.1%. Inventory valuation benefit, which was $0.5 million in fiscal 2004 and $2.1 million in the fiscal 2003, had a negative impact on the gross margin of approximately 1%. This inventory valuation benefit in fiscal 2004 and fiscal 2003 was due to the sale of inventories, which were fully reserved in prior periods. In addition, a decrease in manufacturing costs in fiscal 2004 as compared to fiscal 2003 had a favorable impact on gross profit of approximately 1%.

We expect margins to increase gradually over the next couple of quarters due to the increase in sales of our new product Eclipse which will have higher margins as compared to our other product lines.

Gross profit as a percentage of net sales increased to 25.6% in fiscal 2003 compared to a gross loss of 25.5% in fiscal 2002. The inventory valuation charges of $102.7 million (44.9% of net sales) taken in fiscal 2002 were to write down excess inventory. Inventory for all product lines in excess of nine months is fully written-off, unless firm backlog exists, and we partially revalue inventory in excess of three months for certain product lines based on forecast usage. Excess inventory was calculated by comparing backlog and our order forecast to the inventory quantities on hand to determine the amount of excess inventory at that time. In fiscal 2003, we recorded $2.1 million inventory valuation benefit as compared to the $102.7 million inventory valuation charges in fiscal 2002. This had a favorable impact of approximately 46% on gross profit of fiscal 2003 as compared to fiscal 2002. Lower manufacturing costs had a positive impact on gross profit of approximately 2.9%. Product mix had a favorable impact on gross profit of approximately 2.2% for fiscal 2003 compared to fiscal 2002. There was no significant impact on gross profit due to pricing during fiscal 2003.

Research and Development

	Years ended March 31,
	2004	2003	2002
Research and development	$17,151	$14,393	$18,529
% of net sales	10.9	7.3	8.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

In fiscal 2004, research and development expenses increased to $17.2 million as compared to $14.4 million in fiscal 2003. This increase was primarily due to inclusion of expenses of Plessey Broadband Wireless, which we acquired at the beginning of the third quarter of fiscal 2004, and an increase in material purchases and temporary services for prototype builds of our new product, Eclipse. As a percentage of sales, research and development expenses increased to 10.9% as compared to 7.3% in fiscal 2003. We expect research and development expenses to be higher in fiscal 2005 due to the acquisition of Plessey Broadband Wireless in the third quarter of fiscal 2004.

In fiscal 2003, research and development expenses decreased to $14.4 million from $18.5 million in fiscal 2002. This decrease was due to the consolidation and reduction of our Seattle, Washington research and development operations to our San Jose, California facility and lower material and outside services costs at our San Jose location. As a percentage of net sales, research and development expenses decreased to 7.3% in fiscal 2003 compared to 8.1% in fiscal 2002.

Selling, General and Administrative

	Years ended March 31,
	2004	2003	2002
Selling, general and administrative	$39,273	$58,922	$58,493
% of net sales	25.0	29.8	25.6

Selling, general and administrative expenses decreased to $39.3 million in fiscal 2004 as compared to $58.9 million in fiscal 2003, a 33% decline. This decrease was primarily due to the cost reduction measures undertaken as part of the restructuring plan. This decrease was also due to lower third party agent commissions on sales of our products resulting from a decline in net sales, especially in the Asia/Pacific region where we use agents for the sale of our products. We also had notable reductions in insurance, advertising, communication and software maintenance costs. In addition, selling, general and administrative expenses decreased by $3.5 million due to a reduction in reserves in connection with the settlement of a legal claim that was reserved in fiscal 2003. As a percentage of sales, selling, general and administrative expenses decreased to 25% in fiscal 2004 as compared to 29.8% in fiscal 2003. Though selling, general and administrative expenses decreased significantly in terms of absolute dollars, as a percentage of net sales, the decrease in selling, general and administrative expenses was not significant primarily because of lower net sales in fiscal 2004 as compared to fiscal 2003. We expect selling, general and administrative expenses to be approximately the same in fiscal 2005 as compared to fiscal 2004.

In fiscal 2003, selling, general and administrative expenses increased slightly to $58.9 million from $58.5 million in fiscal 2002. This increase was due to charges of $7.5 million recorded for preferential payments claims by trustee attorneys for our prior CLEC customers who declared bankruptcy in a prior year and $7.6 million for agent commissions related to higher sales in South East Asia where agents are used. Offsetting these increases was a decrease in selling, general and administrative expenses of $14.7 million during fiscal 2003 which was a result of reductions in workforce and other cost reduction measures taken in fiscal 2003. As a percentage of net sales, selling, general and administrative expenses increased to 29.8% in fiscal 2003, compared to 25.6% in fiscal 2002, due to the reasons described above.

Restructuring Charges

	Years ended March 31,
	2004	2003	2002
Restructuring charges	$5,488	$28,240	$19,589
% of net sales	3.5	14.3	8.5

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

In fiscal 2004, we recorded $5.5 million of restructuring charges. In order to reduce expenses and increase operational efficiency, we reduced our workforce by 34 employees and recorded restructuring charges for employee severance and benefits of $0.9 million. As of March 31, 2004, 9 employees had been terminated. The remaining $4.6 million of restructuring charges was for building lease obligations, which were vacated in fiscal 2002 and fiscal 2003 as explained in the following paragraphs. The vacated building lease obligations recorded in fiscal 2003 and 2002 included payments required under lease contracts, less estimated sublease income after the property has been abandoned. To determine the lease loss, certain assumptions were made related to (1) the time period over which the building will remain vacant, (2) sublease terms, (3) sublease rates and (4) an estimate of brokerage fees. The lease loss represents management’s estimate of time to sublease and actual sublease rates. In fiscal 2004, we recorded an additional $4.6 million charges primarily due to a decrease in our estimated future sublease income based on the decrease in demand for commercial buildings.

In fiscal 2003, we entered into an agreement for outsourcing its San Jose, California manufacturing operations to Microelectronics Technology Inc. (“MTI”), our manufacturing partner in Taiwan. As a result of changes associated with this agreement, as well as reductions in workforce and consolidation of additional excess facilities, we recorded restructuring charges of $28.2 million in fiscal 2003. These restructuring charges consisted of $3.8 million for employee severance and benefits, $19.0 million for vacated building lease obligations, $0.6 million for legal costs, $3.3 million for transition costs related to outsourcing of our manufacturing operations as mentioned above and $4.0 million as a write off of manufacturing equipment in our San Jose, California location related to the transfer of certain manufacturing operations to MTI. These restructuring costs were reduced by $2.5 million, which represented the amount reimbursable from MTI for the costs relating to the transfer of certain of our manufacturing assets to MTI. The severance and benefit charges of $3.8 million taken in fiscal 2003 were for a reduction in workforce of 176 employees, with reductions primarily affecting the manufacturing operations area due to the outsourcing of the our San Jose, California manufacturing operations. As of March 31, 2004 all affected employees had been terminated.

During fiscal 2002, the telecommunications industry was severely impacted by the global economic downturn. In response to this downturn, we announced several restructuring programs in fiscal 2002 to reduce expenses and improve operational efficiency. These restructuring programs included consolidation of our U.S. manufacturing operations by relocating our Seattle, Washington operations to our San Jose, California facility, a worldwide reduction in workforce and a consolidation of additional excess facilities. Due to this action, we recorded restructuring charges of $19.6 million during fiscal 2002. These consisted of $8.4 million for employee severance and benefits, $11.2 million for facility-related and other costs (including $8.6 million for vacated building lease obligations, $2.1 million for the loss on impairment of equipment, $0.1 million for legal costs and $0.4 million for the write off of goodwill). There were cumulative cash payments and non-cash expenses against this provision of $7.7 million and $2.5 million, respectively, resulting in an ending provision balance at March 31, 2002 of $9.4 million. The cash payments were related primarily to workforce reduction payments and the non-cash expenses were related primarily to equipment charges.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following table summarizes the activity relating to restructuring charges for the three years ended March 31, 2004 (in millions):

	Severance and Benefits	Facilities and Other	Total
Balance as of April 1, 2001	$—	$—	$—
Provision in fiscal 2001	8.4	11.2	19.6
Cash payments	(6.1)	(1.6)	(7.7)
Non-cash expenses	—	(2.5)	(2.5)

Balance as of March 31, 2002	$2.3	$7.1	$9.4
Provision in fiscal 2003	3.8	24.4	28.2
Cash payments	(4.6)	(7.3)	(11.9)
Non-cash expenses	—	(4.0)	(4.0)
Reimbursable transition costs	—	2.5	2.5

Balance as of March 31, 2003	$1.5	$22.7	$24.2
Provision in fiscal 2004	0.9	4.6	5.5
Cash payments	(1.3)	(5.6)	(6.9)

Balance as of March 31, 2004	$1.1	$21.7	$22.8

Current portion	$1.1	$3.2	$4.3
Long-term portion	$—	$18.5	$18.5

The remaining accrual balance of $22.8 as of March 31, 2004 is expected to be paid out in cash. The Company expects $4.3 million of the remaining accrual balance ($1.1 million of severance and benefits, $0.2 million of legal costs and $3.0 million of vacated building lease obligations) to be paid out in fiscal 2005 and vacated building lease obligations of $18.5 million to be paid out during fiscal 2006 through fiscal 2012.

Receivable Valuation Charges. In fiscal 2004 and fiscal 2003, we recorded an insignificant amount of receivable valuation charges. In fiscal 2002, we had recorded a $5.0 million receivable valuation charge for uncollectible accounts receivable related to our customers in Argentina and Russia. This charge was in addition to recurring bad debt reserves of $1.5 million included in selling, general and administrative expenses on the statement of operations.

Write Down of Investments and Other Assets. In fiscal 2004, there was no impairment loss on our investments. Impairment losses of $0.4 million were recorded in fiscal 2003 on our equity investments in marketable securities. There were permanent impairment losses of approximately $7.9 million during fiscal 2002 on our equity investments in certain marketable and non-marketable securities. These losses consisted of a $3.4 million loss on our equity investments in marketable securities and a $4.5 million loss on our equity investments in non-marketable securities. We determined that the recorded value for these certain investments exceeded their fair value and that these impairments were other than temporary in nature. Fair value for our publicly traded securities was estimated based upon recent and projected future valuations, taking into account the length of time the investments had previously been held at a loss. Fair value for our privately held investments was estimated using projected financial results and comparisons with other companies in similar industries.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Interest Income, Other Expenses, Net and Income Taxes

	Years ended March 31,
	2004	2003	2002
Interest income	$886	$1,746	$2,489
Other expenses, net	$(1,276)	$(2,072)	$(1,996)
Provision (benefit) for income taxes	$2,133	$(77)	$1,423

Interest income in fiscal 2004 decreased to $0.9 million from $1.7 million in fiscal 2003. This decrease was primarily due to lower average cash balances during fiscal 2004 as compared to fiscal 2003. Other expenses of $1.3 million in fiscal 2004, which primarily included cost of hedging foreign currency exposure risk and discounting fees on letters of credit declined as compared to fiscal 2003 primarily because of the lower amount of letters of credit discounted in fiscal 2004 as compared to fiscal 2003 resulting in a decrease in discounting fees.

Interest income was $1.7 million in fiscal 2003 compared to $2.5 million in fiscal 2002. The decrease was primarily due to lower interest rates in fiscal 2003 as compared to fiscal 2002. Other expenses of $2.1 million in fiscal 2003 were primarily due to the cost of hedging our foreign currency exposure risk and discounting fees on letters of credit. Other expenses of $2.0 million in fiscal 2002 were primarily due to cost of hedging our foreign currency exposure risk.

In fiscal 2004, we wrote off $1.9 million of deferred tax assets relating to two of our foreign subsidiaries as it was more likely than not that we would not realize any benefit from these assets. We also recorded $0.2 million of income tax provision for our profitable foreign subsidiaries. We recorded a small income tax benefit in fiscal 2003. We recorded an income tax provision in fiscal 2002 primarily related to taxable income at certain of our foreign subsidiaries. We expect our income tax expenses to be slightly higher in fiscal 2005 as compared to the $0.2 million income tax provision in fiscal 2004.

Liquidity and Capital Resources

Net cash used for operating activities in fiscal 2004 was $27.4 million, compared to net cash provided by operating activities of $4.9 million in fiscal 2003. The amount used in operating activities was due to net losses, as adjusted to exclude non-cash charges. Working capital uses of cash included significant increases in inventories and a significant decrease in other accrued liabilities.

Inventories, net of acquired inventories, increased in fiscal 2004 by $6.7 million as compared to a decrease of $5.6 million in fiscal 2003. This was primarily because we increased our inventory levels to support the rollout of our new product line, Eclipse. Inventories also increased because some of the finished goods inventory shipped to customers was in transit and revenue relating to this inventory, which was dependent on customer installation acceptance, was deferred.

Accounts receivable, net of acquired accounts receivable, increased by $3.8 million in fiscal 2004 as compared to a decrease of $10.4 million in the fiscal 2003. Accounts receivable increased primarily because of slower collections. Days sales outstanding (“DSO”) for receivables increased from 59 days as of March 31, 2003 to 70 days as of March 31, 2004. Our accounts receivable and DSO are primarily affected by shipment linearity and payment terms. Shipment linearity is a measure of the level of shipments throughout a particular quarter. A steady level of shipments will result in reduced DSO compared with a higher level of shipments toward the end of the quarter, which will result in a shorter amount of time to collect the related accounts receivable and will result in increased DSO.

Accounts payable, net of acquired accounts payable, increased by $15.0 million in fiscal 2004 as compared to an increase of $2.8 million in fiscal 2003 primarily because of higher purchases and extended terms of payment received from several of our major suppliers.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Accrued liabilities decreased by $15.7 million primarily due to payment of warranty claims, payment of restructuring costs and a reduction in accrual related to settlement of a claim by the bankruptcy trustee of a former CLEC customer, which were accrued prior to fiscal 2004. Long-term liabilities decreased by $3.0 million primarily due to payment of restructuring costs, which were accrued in periods prior to fiscal 2004.

Net cash provided by investing activities in fiscal 2004 was $14.7 million, compared to net cash used by investing activities of $8.1 million in fiscal 2003. Purchases of property and equipment were $10.5 million in fiscal 2004 compared to $1.8 million in fiscal 2003. The increase in capital expenditures was primarily due to the purchase of test equipment for our new Eclipse product and the purchase of service parts to provide support to the existing customers of our discontinued Spectrum product line. We incurred this one time bulk purchase of parts for our Spectrum product line because our suppliers notified us that they would not continue manufacturing this equipment.

In the third quarter of fiscal 2004, we paid $2.6 million in cash to Tellumat (Pty) Ltd. for the acquisition of net assets of Plessey Broadband Wireless, a division of Tellumat (Pty) Ltd.

Proceeds from the sale of common stock were derived from the exercise of employee stock options and the employee stock purchase plan.

Cash requirements

Our cash requirements for the next 12 months are primarily to fund:

•	Operations

•	Research and development

•	Restructuring payments

•	Capital expenditures

•	Acquisitions

Commercial commitments

As of March 31, 2004, we had $2.3 million in standby letters of credit outstanding with several financial institutions to support bid and performance bonds issued to various customers. These letters of credit expire in fiscal 2005. Also, as of March 31, 2004, we had outstanding forward foreign exchange contracts in the aggregate amount of $32.6 million.

Contractual obligations

The following table provides information related to our contractual obligations:

Payments due (in thousands):

	Years ending March 31,
	2005	2006	2007	2008	2009	2010 & beyond	Total Obligations
Operating leases (a)	$6,028	$5,722	$5,576	$5,784	$5,945	$11,247	$40,302
Unconditional purchase obligations	$42,147	—	—	—	—	—

(a)	Contractual cash obligations include $21.5 million of lease obligations that have been accrued as restructuring charges as of March 31, 2004.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Restructuring payments

The accrued liability of $22.8 million for restructuring payments as of March 31, 2004, is expected to be paid out in cash. We expect $4.3 million of the remaining accrual balance ($1.1 million of severance and benefits, $0.2 million of legal costs and $3.0 million of vacated building lease obligations) to be paid out in fiscal 2005 and vacated building lease obligations of $18.5 million to be paid out during fiscal 2006 through fiscal 2012.

Customer financing

In fiscal 2004, we granted extended terms of credit to some of our customers in order to position ourselves in certain markets and to promote opportunities for our new Eclipse product line. As of March 31, 2004 we have $1.8 million recorded as long-term accounts receivable due to these extended terms of credit granted to our customers. Although we may commit to provide customer financing to customers in order to position ourselves in certain markets, we remain focused on minimizing our overall customer financing exposures by discounting receivables when possible, raising third party financing and arranging letters of credit.

Sources of cash:

At March 31, 2004, our principal sources of liquidity consisted of $50.0 million in cash and cash equivalents and short-term investments and our $35 million credit facility with a major bank.

Available credit facility

At March 31, 2004 we had a $35 million revolving credit facility with a commercial bank with an option to borrow up to $25 million on a long-term basis. This option expires on June 30, 2004. The facility reverts to a $25 million revolving credit facility on June 30, 2004 if no long-term borrowings are made by that date. Short-term borrowings under the revolving facility will be at the bank’s prime rate, which was 4% at March 31, 2004, or LIBOR plus 2%. Any long-term borrowings will be at the bank’s prime rate plus 2% or a fixed interest rate equal to the 5-year treasury yield at the time of borrowing plus 2- 1/2%. Long-term borrowings amortize monthly over a four-year term. This facility is secured by the Company’s assets. We had no amounts borrowed under this facility as of March 31, 2004. On May 27, 2004 we borrowed $25 million under this facility. See “Subsequent Event” Note in the following paragraphs for further details regarding this borrowing.

We believe that our available cash and cash equivalents at March 31, 2004 combined with anticipated receipts of outstanding accounts receivable, the liquidation of other current assets and our $35 million revolving credit facility should be sufficient to meet our anticipated needs for working capital and capital expenditures through March 31, 2005.

Depending on the growth of our business, we may require additional financing which may not be available to us in the required time frame on commercially reasonable terms, if at all. However, we believe that we have the financial resources needed to meet our business requirements for at least the next 12 months.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk:

Our exposure to market risk for changes in interest rates relates primarily to our investment portfolio. We do not use derivative financial instruments in our investment portfolio. We invest in high-credit quality issuers and, by policy, limit the amount of credit exposure to any one issuer and country. The portfolio includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity. The portfolio is also

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

diversified by maturity to ensure that funds are readily available as needed to meet our liquidity needs. This policy minimizes the requirement to sell securities in order to meet liquidity needs and therefore the potential effect of changing market rates on the value of securities sold.

The table below presents principal amounts and related weighted average interest rates by year of maturity for our investment portfolio.

	Years ending March 31, (In thousands)
	2005	2006
Cash equivalents and short-term investments (a)	$36,766	$6,287
Weighted average interest rate	1.19%	1.39%

(a)	Does not include cash of $6.9 million held by foreign subsidiaries in bank checking and deposit accounts.

The primary objective of our short-term investment activities is to preserve principal while at the same time maximize yields, without significantly increasing risk. Our short-term investments are for fixed interest rates; therefore, changes in interest rates will not generate a gain or loss on these investments unless they are sold prior to maturity. Actual gains and losses due to the sale of our investments prior to maturity have been immaterial. Investments are generally not held for more than one year. The average days to maturity for investments held at March 31, 2004 was 147 days and had an average yield of 1.22% per annum. As of March 31, 2004, unrealized losses on investments were immaterial. The investments have been recorded at fair value on our balance sheet.

Exchange Rate Risk:

We routinely use forward foreign exchange contracts to hedge our exposures related to the monetary assets and liabilities of our operations denominated in non-functional currencies. In addition, we enter into forward foreign exchange contracts to establish with certainty the U.S. dollar amount of anticipated transactions denominated in a foreign currency. The primary business objective of this hedging program is to minimize the gains and losses resulting from exchange rate changes. At March 31, 2004 we held forward contracts in various currencies in the aggregate amount of $32.6 million primarily in Thai Baht and the Euro. The amount of unrealized losses on these contracts at March 31, 2004 was immaterial. Forward contracts are not available in certain currencies and are not purchased by the Company for certain currencies due to the cost. The exchange rate changes in these currencies, such as the Nigerian Naira, could result in significant gains and losses in future periods.

Given our exposure to various transactions in foreign currencies, a change in foreign exchange rates would result in exchange gains and losses. As these exposures are generally covered by forward contracts, these exchange gains and losses would be offset by exchange gains and losses on the contracts designated as hedges against such exposures.

We do not enter into foreign currency transactions for trading or speculative purposes. We attempt to limit our exposure to credit risk by executing foreign contracts with high-quality financial institutions. A discussion of our accounting policies for derivative financial instruments is included in the notes to the consolidated financial statements.

Subsequent Event

On May 27, 2004, the Company borrowed $25 million on a long-term basis against its $35 million credit facility with a commercial bank. For further details regarding the $35 million credit facility see Note 8. This $25

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

million loan is payable in equal monthly installments of principal and interest over a period of four years. This loan is at a fixed interest rate of 6.38%.

Factors that May Affect Future Financial Results

The Stockholders’ Letter and discussions in this Annual Report concerning our future products, expenses, revenues, gross margins, liquidity, and cash needs, as well as our plans and strategies, contain forward-looking statements concerning our future operations and financial results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. All statements, trend analyses and other information contained herein about the markets for our services and products and trends in revenue, as well as other statements identified by the use of forward-looking terminology, including “anticipate,” “believe,” “plan,” “estimate,” “expect,” “goal” and “intend”, or the negative of these terms or other similar expressions, constitute forward-looking statements. These forward-looking statements are based on current expectations, and we assume no obligation to update this information. Numerous factors, could cause actual results to differ materially from those described in these statements, as well as harm business in general, including the following:

•	Competition could harm our ability to maintain or improve our position in the market and could decrease our revenues.

•	Our average sales prices are declining.

•	If we do not successfully market our new product, Eclipse, our business would be harmed.

•	Because a significant amount of our revenues comes from a few customers, the termination of any of these customer relationships may harm our business.

•	Due to the significant volume of our international sales, we are susceptible to a number of political, economic and geographic risks that could harm our business.

•	If we fail to develop and maintain distribution relationships, our revenues may decrease.

•	Our industry is volatile and subject to frequent changes, and we may not be able to respond effectively or in a timely manner to these changes.

•	Because of the extended severe economic downturn in the world economy and the telecommunications industry, the demand for our products and services may decrease.

•	Consolidation within the telecommunications industry and among suppliers could decrease our revenues.

•	Our success depends on new product introductions and acceptance.

•	Our customers may not pay us in a timely manner, or at all, which would decrease our revenues.

•	We will need additional capital in the future. If additional capital is not available, we may not be able to continue to operate our business pursuant to our business plan or we may have to discontinue our operations.

•	The inability of our subcontractors to perform, or our key suppliers to manufacture and deliver materials, could cause our products to be produced in an untimely or unsatisfactory manner.

•	A tightening of the global capital markets for the telecommunications and mobile cellular projects may result in excess inventory, which we cannot sell or be required to sell at distressed prices, and may result in longer credit terms to our customers.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

•	If we fail to manage our internal development or successfully integrate acquired businesses, we may not effectively manage our growth and our business may be harmed.

•	The unpredictability of our quarter-to-quarter results may harm the trading price of our common stock.

•	Because of intense competition for highly skilled candidates, we may not be able to recruit and retain qualified personnel.

•	If we are unable to protect our intellectual property rights adequately, we may be deprived of legal recourse against those who misappropriate our intellectual property.

•	Defending against intellectual property infringement claims could be expensive and could disrupt our business.

•	If sufficient radio frequency spectrum is not allocated for use by our products, and we fail to obtain regulatory approval for our products, our ability to market our products may be restricted.

•	We may not successfully adapt to regulatory changes in our industry, which could significantly impact the operation of our business.

•	Our stock price may be volatile, which may lead to losses by investors.

For a more detailed discussion of these risks see Item 1. “Business - Factors That May Affect Future Financial Results” of our Annual report on Form 10-K for the fiscal year ended March 31, 2004. Prospective investors and stockholders should carefully consider the factors set forth in this Annual Report on Form 10-K.

SELECTED CONSOLIDATED FINANCIAL DATA

	Years ended March 31,
	2004	2003	2002	2001	2000
	(in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Net sales	$157,348	$197,704	$228,844	$417,661	$300,503
Net income (loss)	$(37,068)	$(51,555)	$(168,873)	$(6,995)	$12,136
Diluted earnings (loss) per share	$(0.44)	$(0.62)	$(2.13)	$(0.10)	$0.17
Basic weighted average shares outstanding	83,364	82,548	79,166	73,391	71,642

	March 31,
	2004	2003	2002	2001	2000
	(in thousands, except number of employees)
Balance Sheet and Other Data:
Total assets	$163,244	$184,785	$214,117	$326,780	$337,441
Long-term liabilities	$20,311	$19,145	$6,675	—	—
Stockholders’ equity	$81,182	$112,800	$167,457	$259,863	$264,392
Total employees	617	587	760	1,184	974

STRATEX NETWORKS, INC.

CONSOLIDATED BALANCE SHEETS

	March 31,
	2004	2003
	(in thousands, except per share amounts)
Assets
Current Assets:
Cash and cash equivalents	$21,626	$34,036
Short-term investments	28,337	56,146
Accounts receivable, net of allowance of $2,373 in 2004 and $6,395 in 2003	34,295	31,072
Inventories	33,101	20,307
Deferred tax asset	—	1,743
Other current assets	10,932	12,289

Total current assets	128,291	155,593

Property and Equipment:
Machinery and equipment	73,172	63,778
Land and buildings	7,550	7,550
Furniture and fixtures	5,344	7,936
Leasehold improvements	1,519	3,416

	87,585	82,680
Accumulated depreciation and amortization	(56,410)	(53,844)

Net property and equipment	31,175	28,836

Intangible assets, net	1,581	—
Other assets	2,197	356

Total Assets	$163,244	$184,785

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$40,033	$23,095
Accrued liabilities	21,718	29,745

Total current liabilities	61,751	52,840

Long term liabilities	20,311	19,145

Total liabilities	82,062	71,985
Commitments and Contingencies (Note 12)
Stockholders’ Equity:
Preferred stock, $.01 par value; 5,000 shares authorized; none outstanding	—	—

Common stock, $.01 par value; 150,000 shares authorized 84,048 and 82,748 shares issued and outstanding at March 31, 2004 and 2003, respectively.	840	827
Additional paid-in capital	461,483	457,147
Accumulated deficit	(367,779)	(330,711)
Accumulated other comprehensive loss	(13,362)	(14,463)

Total stockholders’ equity	81,182	112,800

Total Liabilities and Stockholders’ Equity	$163,244	$184,785

The accompanying notes are an integral part of these consolidated financial statements.

STRATEX NETWORKS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended March 31,
	2004	2003	2002
	(in thousands, except per share amounts)
Net Sales	$157,348	$197,704	$228,844
Cost of sales	129,689	149,165	184,527
Inventory and other valuation charges (benefit)	(498)	(2,122)	102,731

Gross profit (loss)	28,157	50,661	(58,414)

Operating Expenses:
Research and development	17,151	14,393	18,529
Selling, general and administrative	39,273	58,922	58,493
Amortization of intangible assets	790	—	—
Restructuring charges	5,488	28,240	19,589
Receivable valuation charges	—	—	5,000

Total operating expenses	62,702	101,555	101,611

Loss from operations	(34,545)	(50,894)	(160,025)
Other Income (Expense):
Interest income	886	1,746	2,489
Other expenses, net	(1,276)	(2,072)	(1,996)
Write down of investments and other assets	—	(412)	(7,918)

Total other expense, net	(390)	(738)	(7,425)

Loss before provision (benefit) for income taxes	(34,935)	(51,632)	(167,450)
Provision (benefit) for income taxes	2,133	(77)	1,423

Net Loss	$(37,068)	$(51,555)	$(168,873)

Basic and diluted net loss per share	$(0.44)	$(0.62)	$(2.13)

Shares used to compute basic and diluted net loss per share	83,364	82,548	79,166

The accompanying notes are an integral part of these consolidated financial statements.

STRATEX NETWORKS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years ended March 31, 2002, 2003 and 2004
	Common Shares	Stock Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	(in thousands)
Balances March 31, 2001	73,766	$738	$382,537	$(110,283)	$(13,129)	$259,863

Components of comprehensive loss:
Net loss	—	—	—	(168,873)	—	(168,873)
Change in unrealized holding gain	—	—	—	—	2,659	2,659
Translation adjustment	—	—	—	—	173	173

Total comprehensive loss						(166,041)

Proceeds from sale of stock, net of expense	7,928	79	70,600	—	—	70,679
Stock issued for options and purchase plan	620	6	2,981	—	—	2,987
Reversal of deferred stock compensation	—	—	(31)	—	—	(31)

Balances March 31, 2002	82,314	$823	$456,087	$(279,156)	$(10,297)	$167,457

Components of comprehensive income:
Net loss	—	—	—	(51,555)	—	(51,555)
Change in unrealized holding gain	—	—	—	—	194	194
Translation adjustment	—	—	—	—	(4,360)	(4,360)

Total comprehensive loss						(55,721)

Stock issued for options and purchase plan	434	4	1,060	—	—	1,064

Balances March 31, 2003	82,748	$827	$457,147	$(330,711)	$(14,463)	$112,800

Components of comprehensive income:
Net loss	—	—	—	(37,068)	—	(37,068)
Change in unrealized holding gain	—	—	—	—	20	20
Translation adjustment	—	—	—	—	1,081	1,081

Total comprehensive loss						(35,967)

Shares issued to Tellumat (Pty) Ltd. for acquisition of net assets of Plessey Broadband Wireless	730	7	2,950	—	—	2,957
Stock issued for options and purchase plan	570	6	1,386	—	—	1,392

Balances March 31, 2004	84,048	$840	$461,483	$(367,779)	$(13,362)	$81,182

The accompanying notes are an integral part of these consolidated financial statements.

STRATEX NETWORKS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended March 31,
	2004	2003	2002
	(in thousands)
Cash Flows From Operating Activities:
Net loss	$(37,068)	$(51,555)	$(168,873)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation and amortization	9,470	10,815	20,289
Impairment loss of investments and other assets	—	412	7,918
Loss on disposal of property and equipment	—	144	354
Provision for restructuring charges	5,488	4,045	2,446
Inventory and other valuation charges	—	452	103,988
Provision for uncollectible accounts	33	213	6,530
Provision for warranty reserves	7,069	9,668	10,429
Changes in assets and liabilities:
Accounts receivable	(3,754)	10,449	66,088
Inventories	(6,662)	5,627	(35,379)
Deferred taxes	—	(267)	1,263
Other assets	2,035	(1,460)	4,666
Accounts payable	14,960	2,789	(39,306)
Income tax payable	(242)	710	(832)
Accrued liabilities	(15,731)	395	(6,433)
Long-term liabilities	(3,039)	12,470	6,675

Net cash provided by (used for) operating activities	(27,441)	4,907	(20,177)

Cash Flows From Investing Activities:
Purchase of available-for-sale securities	(220,983)	(343,229)	(149,057)
Proceeds from sale of available-for-sale securities	248,812	336,869	111,426
Purchase of property and equipment	(10,532)	(1,820)	(7,673)
Purchase of net assets of Plessey Broadband Wireless, a division of Tellumat (Pty) Ltd.	(2,578)	—	—
Proceeds from the sale of other assets and property and equipment	—	12	395

Net cash provided by (used for) investing activities	14,719	(8,168)	(44,909)

Cash Flows From Financing Activities:
Proceeds from sale of common stock	1,392	1,064	73,666

Effect of exchange rate changes on cash	(1,080)	345	1,345

Net increase (decrease) in cash and cash equivalents	(12,410)	(1,852)	9,925
Cash and cash equivalents at beginning of year	34,036	35,888	25,963

Cash and cash equivalents at end of year	$21,626	$34,036	$35,888

Non-cash investing activity:
Transfer of inventory to property and equipment	$351	$351	$4,577

The accompanying notes are an integral part of these consolidated financial statements.

STRATEX NETWORKS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Supplemental Statements of Cash Flows Disclosures. Cash paid for interest and income taxes for each of the three fiscal years presented in the consolidated statements of cash flows was as follows:

	Years ended March 31,
	2004	2003	2002
	(in thousands)
Interest paid	$103	$430	$146
Income taxes paid	$274	$1,022	$1,572

Supplemental Schedule of Noncash Financing Activities:

	2004	2003	2002
	(in thousands)
Non-cash purchase consideration for the acquisition of Plessey Broadband Wireless, a division of Tellumat (Pty) Ltd. through the issuance of common stock	$2,957	$—	$—

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Business

The Company designs, manufactures and markets advanced wireless solutions for mobile applications and broadband access to enable the development of complex communications networks worldwide. The Company’s microwave radio products deliver data and voice across a full spectrum of network frequencies and capacities. The Company’s business is global in nature, supported by a worldwide sales and support organization. Stratex Networks, Inc., formerly known as DMC Stratex Networks, Inc. and Digital Microwave Corporation was founded in January 1984.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation. The consolidated financial statements include the accounts of Stratex Networks, Inc. and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated. Certain prior year amounts have been reclassified to conform to current year presentation.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents. The Company generally considers all highly liquid debt instruments with a remaining maturity of three months or less at the time of purchase, to be cash equivalents. Auction rate preferred securities are considered as short term investments. Cash and cash equivalents consisted of cash, money market funds, and short-term securities as of March 31, 2004 and 2003.

Short-Term Investments. The Company invests its excess cash in high-quality and easily marketable instruments to ensure cash is readily available for use in current operations. Accordingly, all marketable securities are classified as “available-for-sale” in accordance with the provisions of the Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”). At March 31, 2004, the Company’s available-for-sale securities had contractual maturities ranging from 1 month to 14 months, with a weighted average maturity of 147 days.

All investments are reported at fair market value with the related unrealized holding gains and losses reported as a component of stockholders’ equity. The realized gains on the sale of securities during fiscal 2004, 2003 and 2002 were insignificant. Realized gains (losses) are included in other expenses, net in the accompanying consolidated statement of operations.

The following is a summary of available-for-sale short-term investments as of March 31:

	2004
	Cost	Fair Value	Unrealized Holding Gain
	(in thousands)
Corporate notes	$15,920	$15,927	$7
Corporate and Government bonds	2,105	2,110	5
Auction rate preferred notes	10,300	10,300	—

Total	$28,325	$28,337	$12

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of available-for-sale short-term investments as of March 31:

	2003
	Cost	Fair Value	Unrealized Holding Gain (Loss)
	(in thousands)
Corporate notes	$2,239	$2,245	$6
Corporate and Government bonds	20,965	20,951	(14)
Auction rate preferred notes	32,950	32,950	—

Total	$56,154	$56,146	$(8)

Inventories. Inventories are stated at the lower of cost (first-in, first-out) or market, where cost includes material, labor, and manufacturing overhead. Inventories consisted of:

	March 31,
	2004	2003
	(in thousands)
Raw materials	$20,594	$13,100
Work-in-process	1,719	4,267
Finished goods	10,788	2,940

	$33,101	$20,307

In fiscal 2004, the Company realized a $0.5 million benefit due to the sale of inventory that had been fully written off, due primarily to excess inventories not expected to be sold, in prior periods. In fiscal 2003, the Company realized a $2.1 million benefit due to the sale of inventory that had been fully written off, due primarily to excess inventories not expected to be sold, in prior periods.

Property and Equipment. Property and equipment is stated at cost. Depreciation and amortization are calculated using the straight-line method over the shorter of the estimated useful lives of the assets (ranging from three to five years for equipment and furniture, and forty years for buildings) or the lease term.

Other Assets. Included in other assets as of March 31, 2004 are long-term deposits of $0.4 million for premises leased by the Company and $1.8 million for long-term accounts receivable. The long-term accounts receivable is due to the extended terms of credit granted by the Company to some of its customers in order to position itself favorably in certain markets.

As of March 31, 2003, other assets included long-term deposits for premises leased by the Company.

Accumulated Other Comprehensive Income. SFAS No. 130, “Reporting Comprehensive Income,” (SFAS 130”) establishes standards for reporting and display of comprehensive income (loss) and its components. SFAS 130 requires companies to report comprehensive income (loss), which includes unrealized holding gains and losses and other items that have previously been excluded from net income (loss) and reflected instead in stockholders’ equity. The Company’s comprehensive loss consists of net loss plus the effect of unrealized holding gains or losses on investments classified as available-for-sale and foreign currency translation adjustments.

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accumulated balances for each component of accumulated other comprehensive income (loss) are as follows:

	March 31,
	2004	2003
	(in thousands)
Unrealized holding loss on available-for-sale-securities	$12	$(8)
Cumulative foreign exchange translation adjustment	(13,374)	(14,455)

Accumulated other comprehensive loss	$(13,362)	$(14,463)

Foreign Currency Translation. The functional currency of the Company’s subsidiaries located in the United Kingdom and New Zealand is the U.S. dollar. Accordingly, all of the monetary assets and liabilities of these subsidiaries are remeasured into U.S. dollars at the current exchange rate as of the applicable balance sheet date, and all non-monetary assets and liabilities are remeasured at historical rates. Income and expenses are remeasured at the average exchange rate prevailing during the period. Gains and losses resulting from the remeasurement of these subsidiaries’ financial statements are included in the consolidated statements of operations. The Company’s other international subsidiaries use their respective local currency as their functional currency. Assets and liabilities of these subsidiaries are translated at the local current exchange rates in effect at the balance sheet date, and income and expense accounts are translated at the average exchange rates during the period. The resulting translation adjustments are included in accumulated other comprehensive loss.

Determination of the functional currency is dependent upon the economic environment in which an entity operates as well as the customers and suppliers the entity conducts business with. Changes in the facts and circumstances may occur and could lead to a change in the functional currency of that entity.

Gains and losses resulting from foreign exchange transactions are included in other income (expense) in the accompanying consolidated statements of operations. The net foreign exchange loss was $0.8 million in fiscal 2004, $0.8 million in fiscal 2003 and $1.2 million in fiscal 2002.

Derivative Financial Instruments. In accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), all derivatives are recorded on the balance sheet at fair value.

We manufacture and sell product internationally subjecting us to currency risk. Derivatives are employed to eliminate, reduce, or transfer selected foreign currency risks that can be identified and quantified. The primary business objective of this hedging program is to minimize the gains and losses resulting from exchange rate changes. The Company’s policy is to hedge forecasted and actual foreign currency risk with forward contracts that expire within twelve months. Specifically, the Company hedges foreign currency risks relating to firmly committed backlog, open purchase orders and non-functional currency monetary assets and liabilities. Derivatives hedging non-functional currency monetary assets and liabilities are recorded on the balance sheet at fair value and changes in fair value are recognized currently in earnings.

Additionally, the Company hedges forecasted non-U.S. dollar sales and non-U.S. dollar purchases. In accordance with SFAS 133, hedges of anticipated transactions are designated and documented at inception as “cash flow hedges” and are evaluated for effectiveness, excluding time value, at least quarterly. The Company records effective changes in the fair value of these cash flow hedges in accumulated other comprehensive income (“OCI”) until the revenue is recognized or the related purchases are recognized in cost of sales, at which time the changes are reclassified to revenue and cost of sales, respectively. All amounts accumulated in OCI at the end of the year will be reclassified to earnings within the next 12 months.

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the activity in OCI, with regard to the changes in fair value of derivative instruments, for fiscal 2004 and fiscal 2003 (in thousands):

	Twelve Months Ended March 31, 2004 Gains/(Losses)	Twelve Months Ended March 31, 2003 Gains/(Losses)
Beginning balance as of April 1	$(56)	$142
Net changes	677	173
Reclassifications to revenue	(542)	(334)
Reclassifications to cost of sales	(56)	(37)

Ending balance as of March 31	$23	$(56)

In fiscal 2004, an insignificant amount of loss was recognized in other income and expense related to the exclusion of time value from effectiveness testing and ineffectiveness resulting from forecasted transactions that did not occur. A gain of $0.1 million was recognized in other income and expense in fiscal 2003 related to the exclusion of time value from effectiveness testing and ineffectiveness resulting from forecasted transactions that did not occur.

Revenue Recognition. The Company recognizes revenue pursuant to Staff Accounting Bulletin No. 101 (SAB 101) “Revenue Recognition in Financial Statements” as amended by Staff Accounting Bulletin No. 104 (SAB 104) “Revenue Recognition”. Accordingly, revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that the arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured.

Revenues from product sales are generally recognized when title and risk of loss passes to the customer, except when product sales are combined with significant post-shipment installation services. Under this exception, revenue is deferred until such services have been performed. Installation service revenue is recognized when the related services are performed.

At the time revenue is recognized, the Company establishes an accrual for estimated warranty expenses associated with its sales, recorded as a component of cost of revenue. The Company’s standard warranty is generally for a period of 27 months from the date of sale and its warranty accrual represents the best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date. Warranty accrual is made based on forecasted returns and average cost of repair. Forecasted returns are based on trend of historical returns. While the Company believes that its warranty accrual is adequate and that the judgment applied is appropriate, such amounts estimated to be due and payable could differ materially from what will actually transpire in the future.

Research and Development. All research and development costs are expensed as incurred.

Stock-Based Compensation. The Company accounts for its employee stock option plans in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”. Accordingly, no compensation is recognized for employee stock options granted with exercise prices greater than or equal to the fair value of the underlying common stock at date of grant. If the exercise price is less than the market value at the date of grant, the difference is recognized as deferred compensation expense, which is amortized over the vesting period of the options.

In accordance with the disclosure requirements of SFAS No. 123, as amended by SFAS No. 148, if the Company had elected to recognize compensation cost based on the fair market value of the options granted at

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

grant date as prescribed, income and earnings per share would have been reduced to the pro forma amounts indicated in the table below.

	Years ended March 31,
	2004	2003	2002
	(in thousands, except per share amounts)
Net loss – as reported	$(37,068)	$(51,555)	$(168,873)
Less: Stock-based compensation expense determined under fair value method for all awards, net of related tax effects	(9,961)	(13,449)	(9,093)

Net loss – pro forma	$(47,029)	$(65,004)	$(177,966)

Basic and diluted loss per share – as reported	$(0.44)	$(0.62)	$(2.13)
Basic and diluted loss per share – pro forma	$(0.56)	$(0.79)	$(2.25)

For purposes of pro forma disclosure under SFAS No. 123, the estimated fair value of the options is assumed to be amortized to expense over the options’ vesting period, using the multiple option method. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Years ended March 31,
	2004	2003	2002
Expected dividend yield	0.0%	0.0%	0.0%
Expected stock volatility	96.6%	96.3%	84.3%
Risk-free interest rate	2.2 – 3.3%	2.8 – 4.7%	2.8 – 4.3%
Expected life of options from vest date	1.7 years	1.7 years	1.8 years
Forfeiture rate	Actual	Actual	Actual

For purposes of pro forma disclosure under SFAS No. 123, the options cancelled by the Company under its stock option exchange program (See Note 14 for further details regarding this program) were treated as outstanding from the date of cancellation (July 25,2003) until the date of new grant (January 29, 2004) and expensed during that time period based upon the original vesting terms.

Loss Per Share. Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share are computed by dividing net income by the weighted average number of shares of common stock and potentially dilutive securities outstanding during the period. Net loss per share is computed using only the weighted average number of shares of common stock outstanding during the period, as the inclusion of potentially dilutive securities would be anti-dilutive.

As of March 31, 2004, there were 2,399,000 weighted-average options outstanding to purchase shares of common stock that were not included in the computation of diluted earnings per share because they were anti-dilutive as a result of the net loss incurred in fiscal 2004. As of March 31, 2003, there were 607,000 weighted-average options outstanding to purchase shares of common stock that were not included in the computation of diluted earnings per share because they were anti-dilutive as a result of the net loss incurred in fiscal 2003. As of March 31, 2002, there were 557,000 weighted-average options outstanding to purchase shares of common stock that were not included in the computation of diluted earnings per share because they were anti-dilutive as a result of the net loss incurred in fiscal 2002.

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes. The Company accounts for income taxes under an asset and liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes, and such amounts recognized for income tax reporting purposes, and operating loss and other tax credit carryforwards measured by applying currently enacted tax laws. Valuation allowances are provided when necessary to reduce net deferred tax assets to an amount that is more likely than not to be realized in the future.

Recent Accounting Pronouncements. In December 2002, the Emerging Issues Task Force (EITF) issued EITF 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). EITF 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. In some arrangements, the different revenue-generating activities (deliverables) are sufficiently separable, and there exists sufficient evidence of their fair values to separately account for some or all of the deliverables. In other arrangements, some or all of the deliverables are not independently functional, or there is not sufficient evidence of their fair values to account for them separately. EITF 00-21 addresses when and, if so, how an arrangement involving multiple deliverables should be divided into separate units of accounting.

This EITF Issue does not change otherwise applicable revenue recognition criteria. This EITF Issue is applicable for the Company after June 2003. The adoption of EITF 00-21 did not have an impact on revenue recognition of sales transactions.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”). SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS 149 did not have a material impact on the Company’s operating results or financial condition.

In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or as an asset in some circumstances). Many of those instruments were previously classified as equity. Such instruments include mandatorily redeemable preferred and common stock, and certain options and warrants. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. In November 2003, the FASB issued FASB Staff Position (“FSP”) No. 150-3, Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under SFAS No. 150, which defers the effective date for various provisions of SFAS No. 150. The adoption of SFAS 150 did not have a material impact on the Company’s operating results or financial condition.

On December 17, 2003, the Securities Exchange Commission (“SEC”) issued new Staff Accounting Bulletin SAB 104, “Revenue Recognition, corrected copy” (“SAB 104”) which replaces Staff Accounting Bulletin SAB 101, “Revenue Recognition” (“SAB 101”). SAB 104 integrates the set of Frequently Asked Questions, and recognizes the role of Emerging Issues Task Force (EITF) Consensus on EITF 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). SAB 104 provides guidance on how companies have to coordinate revenue recognition guidance from the SEC and EITF 00-21. As explained above, EITF 00-21 contains criteria to determine when to treat the elements of sales arrangements with more than one deliverable as “separate units of accounting”. Per SAB 104, if the deliverables in a sales arrangement constitute separate units

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of accounting according to EITF 00-21’s separation criteria, the revenue recognition policy must be determined for each identified unit. If the arrangement is a single unit of accounting under the separation criteria, the revenue recognition policy must be determined for the entire arrangement. SAB 104 had no material impact on the future operating results and financial condition of the Company.

The Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities,” in January 2003, and a revised interpretation of FIN 46 (“FIN 46-R”) in December 2003. On February 12, 2004, FASB issued FIN 46 (R)-1, FIN 46 (R)-2 and FIN 46 (R)-3 which are applicable to all entities to which FIN 46 (R) is applied. FIN 46 requires certain variable interest entities (“VIEs”) to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The provisions of FIN 46 are effective immediately for all arrangements entered into after January 31, 2003. Since January 31, 2003, the Company has not invested in any entities it believes are variable interest entities for which the Company is the primary beneficiary. For all arrangements entered into after January 31, 2003, the Company is required to continue to apply FIN 46 through March 15, 2004. The Company is required to adopt the provisions of FIN 46-R after March 15, 2004. The Company does not expect the adoption of FIN 46-R to have an impact on the financial position, results of operations or cash flows of the Company.

Note 3. Acquisition

On October 3, 2003 the Company completed the acquisition of the net assets of Plessey Broadband Wireless, a division of Tellumat (Pty) Ltd. (“Tellumat”) located in Cape Town, South Africa. The Company signed the purchase agreement to acquire the net assets of Plessey Broadband Wireless on September 11, 2003. With the acquisition of these net assets, the Company has obtained a license-exempt telecommunications product line. The Company believes that this product line complements its existing licensed product lines and will expand its market presence in the license-exempt market. As part of the purchase agreement the Company paid $2.6 million in cash and issued 730,238 shares of its common stock to Tellumat which shares were valued at $2.9 million. The Company’s consolidated financial statements include the operating results of Plessey Broadband Wireless from the date of acquisition. The acquisition has been accounted for under the purchase method of accounting. In connection with the acquisition, the Company incurred acquisition costs of approximately $0.1 million.

Valuation of the intangible assets related to the acquisition was completed by management in the fourth quarter of fiscal 2004. A summary of the allocation of purchase price is as follows (in thousands):

Current assets	$4,160
Property and equipment	254
Intangible assets	2,371

Total assets acquired	6,785
Current liabilities	(1,250)

Net assets acquired	$5,535

The $2.4 million of intangible assets acquired has been assigned to intellectual property and is estimated to have a useful life of 18 months.

Proforma results of operations, to reflect the acquisition as if it had occurred on the first date of all periods presented, would not be significantly different from the Company’s results of operations as stated.

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Acquired Intangible Assets

The following table summarizes the gross and net balance of the intangible assets as of March 31, 2004 (in thousands):

	As of March 31, 2004
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intellectual Property	$2,371	$(790)	$1,581

Aggregate Amortization expense (in thousands):
For the year ended March 31, 2004	$790

Estimated Amortization Expense (in thousands):
For the year ended March 31, 2005	$1,581

Note 5. Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company has cash investment policies that limit the amount of credit exposure to any one financial institution and restrict placement of investments to financial institutions evaluated as highly creditworthy. Investments, under the Company’s policy, must have a rating, at the time of purchase, of A1 or P1 for short-term paper and a rating of A or better for long-term notes or bonds.

Accounts receivable concentrated with certain customers primarily in the telecommunications industry and in certain geographic locations may subject the Company to concentration of credit risk. The following table summarizes the number of our significant customers as a percentage of our accounts receivable balance at the end of the year indicated, along with the percentage of revenues they individually represent. No other customer accounted for more than 10% of the accounts receivable balance at the end of the years indicated.

	As of March 31,
	2004	2003
Number of significant customers	3	3
Percentage of accounts receivable balance	30%, 22%, 11%	16%, 16%, 14%

The following table summarizes the number of our significant customers, each of whom accounted for more than 10% of our revenues, along with the percentage of revenues they individually represent.

	Years ended March 31,
	2004	2003	2002
Number of significant customers	1	2	1
Percentage of net sales	19%	11%, 10%	15%

The Company actively markets and sells products in Africa, Asia, Europe, the Middle East and the Americas. The Company performs on-going credit evaluations of its customers’ financial conditions and generally requires no collateral, although sales to Asia, Africa and the Middle East are primarily paid through letters of credit.

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Other Current Assets

Other current assets include the following (in thousands):

	March 31,
	2004	2003
	(in thousands)
Receivables from suppliers	$3,886	$5,722
Non-trade receivables	1,037	2,370
Prepaid expenses	4,730	2,436
Prepaid insurance	569	737
Tax refund	423	787
Other	287	237

	$10,932	$12,289

Non-trade receivables as of March 31, 2003 included $1.6 million due from Microelectronics Technology, Inc. (MTI) in connection with the sale of certain of the Company’s manufacturing assets to MTI related to an outsourcing agreement executed in June 2002. This non-trade receivable of $1.6 million was fully paid by MTI by September 30, 2003.

Prepaid expenses as on March 31, 2004 included installation costs of $1.1 million incurred for a customer, which is being deferred because revenue related to this cost was deferred.

Note 7. Accrued Liabilities

Accrued liabilities included the following:

	March 31,
	2004	2003
	(in thousands)
Customer deposits	$1,175	$1,100
Accrued payroll and benefits	2,891	1,782
Accrued commissions	2,041	1,959
Accrued warranty	4,277	4,219
Accrued restructuring	4,255	6,346
Accrual for contingent liabilities	1,866	7,500
Other	5,213	6,839

	$21,718	$29,745

Accrual for contingent liabilities was $1.9 million at March 31, 2004 as compared to $7.5 million at March 31, 2003. The $7.5 million accrual at March 31, 2003 was for claims made by trustees for unsecured creditors in the bankruptcy proceedings of the Company’s prior competitive local exchange carrier (“CLEC”) customers. During the first quarter of fiscal 2004 the Company reduced this accrual by $3.5 million due to the settlement of one of the above mentioned claims. This reduction of accrual was credited to selling, general and administrative expenses on the income statement. During the second quarter of fiscal 2004 the Company paid $2.1 million for the settlement of one of these claims.

Short-term accrued restructuring was $4.3 million as of March 31, 2004 compared to $6.3 million as of March 31, 2003. (See Note 9).

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Bank Line of Credit

The Company has a $35 million revolving credit facility with a commercial bank with an option to borrow up to $25 million on a long-term basis prior to June 30, 2004. The facility reverts to a $25 million revolving credit facility on June 30, 2004 if no long-term borrowings are made by that date. Short-term borrowings under the revolving facility will be at the bank’s prime rate, which was 4% at March 31, 2004, or LIBOR plus 2%. Any long-term borrowings will be at the bank’s prime rate plus 2% or a fixed interest rate equal to the 5 year treasury yield at the time of borrowing plus 2-1/2%. Long-term borrowings amortize monthly over a four-year term. This facility is secured by the Company’s assets. There were no borrowings under this facility as of March 31, 2004.

Note 9. Restructuring Charges

In fiscal 2004, the Company recorded $5.5 million of restructuring charges. In order to reduce expenses and increase operational efficiency, the Company reduced the workforce by 34 employees and recorded restructuring charges for employee severance and benefits of $0.9 million. As of March 31, 2004, 9 employees had been terminated. The remaining $4.6 million of restructuring charges was for building lease obligations, which were vacated in fiscal 2002 and fiscal 2003 as explained in the following paragraphs. The vacated building lease obligations recorded as restructuring charges in fiscal 2003 and in fiscal 2002 included payments required under lease contracts, less estimated sublease income after the property has been abandoned. To determine the lease loss, certain assumptions were made related to (1) the time period over which the building will remain vacant, (2) sublease terms, (3) sublease rates and (4) an estimate of brokerage fees. The lease loss represents management’s estimate of time to sublease and actual sublease rates. In fiscal 2004, the Company recorded the additional $4.6 million charges primarily due to a decrease in estimated future sublease income.

In fiscal 2003, the Company entered into an agreement for outsourcing its San Jose, California manufacturing operations to Microelectronics Technology Inc. (“MTI”), the Company’s manufacturing partner in Taiwan. As a result of changes associated with this agreement, as well as reductions in workforce and consolidation of additional excess facilities, the Company recorded restructuring charges of $28.2 million in fiscal 2003. These restructuring charges consisted of $3.8 million for employee severance and benefits, $19.0 million for vacated building lease obligations, $0.6 million for legal costs, $3.3 million for transition costs related to outsourcing of the Company’s manufacturing operations as mentioned above and $4.0 million as a write off of manufacturing equipment in the Company’s San Jose, California location, related to the transfer of certain manufacturing operations to MTI. These restructuring costs were reduced by $2.5 million, which represented the amount reimbursable from MTI for the costs relating to the transfer of certain of the Company’s manufacturing assets to MTI. The severance and benefit charges of $3.8 million taken in fiscal 2003 were for a reduction in workforce of 176 employees, with reductions primarily affecting the manufacturing operations area due to the outsourcing of the Company’s San Jose, California manufacturing operations. As of June 30, 2003 all affected employees had been terminated.

During fiscal 2002, the telecommunications industry was severely impacted by the global economic downturn. In response to this downturn, the Company announced several restructuring programs in fiscal 2002 to reduce expenses and improve operational efficiency. These restructuring programs included consolidation of the U.S. manufacturing operations by relocating the Seattle, Washington operations to the San Jose, California facility, a worldwide reduction in workforce and a consolidation of additional excess facilities. Due to these actions, the Company recorded restructuring charges of $19.6 million during fiscal 2002. These consisted of $8.4 million for employee severance and benefits, $11.2 million for facility-related and other costs (including $8.6 million for vacated building lease obligations, $2.1 million for the loss on impairment of equipment, $0.1 million for legal costs and $0.4 million for the write off of goodwill). There were cumulative cash payments and non-cash expenses against this provision of $7.7 million and $2.5 million, respectively, resulting in an ending

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

provision balance at March 31, 2002 of $9.4 million. The cash payments were related primarily to workforce reduction payments and the non-cash expenses were related primarily to equipment charges.

The following table summarizes the activity relating to restructuring charges for three years ended March 31, 2004 (in millions):

	Severance and Benefits	Facilities and Other	Total
Balance as of April 1, 2001	$—	$—	$—
Provision in fiscal 2002	8.4	11.2	19.6
Cash payments	(6.1)	(1.6)	(7.7)
Non-cash expenses	—	(2.5)	(2.5)

Balance as of March 31, 2002	$2.3	$7.1	$9.4
Provision in fiscal 2003	3.8	24.4	28.2
Cash payments	(4.6)	(7.3)	(11.9)
Non-cash expenses	—	(4.0)	(4.0)
Reimbursable transition costs	—	2.5	2.5

Balance as of March 31, 2003	$1.5	$22.7	$24.2
Provision in fiscal 2004	0.9	4.6	5.5
Cash payments	(1.3)	(5.6)	(6.9)

Balance as of March 31, 2004	$1.1	$21.7	$22.8

Current portion	$1.1	$3.2	$4.3
Long-term portion	$—	$18.5	$18.5

The remaining accrual balance of $22.8 as of March 31, 2004 is expected to be paid out in cash. The Company expects $4.3 million of the remaining accrual balance ($1.1 million of severance and benefits, $0.2 million of legal costs and $3.0 million of vacated building lease obligations) to be paid out in fiscal 2005 and vacated building lease obligations of $18.5 million to be paid out during fiscal 2006 through fiscal 2012.

Note 10. Receivable Valuation Charges

In fiscal 2004 and fiscal 2003, the Company recorded an insignificant amount of receivable valuation charges. In fiscal 2002, the Company recorded a $5.0 million receivable valuation charge for uncollectible accounts receivable related to its customers in Argentina and Russia. Several of the Company’s U.S. CLEC customers filed for bankruptcy during fiscal 2002.

Note 11. Write Down of Investments

In fiscal 2004, there was no impairment loss on investments recorded by the Company. Impairment losses of $0.4 million were recorded in fiscal 2003 on the Company’s equity investments in marketable securities. The equity investments had been purchased for the promotion of business and strategic objectives, represented voting interests of less than 20% and are accordingly accounted for under the cost method. Equity investments in non-marketable securities are recorded at cost. There were impairment losses of approximately $7.9 million during fiscal 2002 on the Company’s equity investments in certain marketable and non-marketable securities. These losses consisted of a $3.4 million loss on equity investments in marketable securities and a $4.5 million loss on equity investments in non-marketable securities. The Company determined that the recorded value for these certain investments exceeded their fair value and that these impairments were other than temporary in nature.

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Commitments and Contingencies

The Company leases certain property and equipment, as well as its headquarters and manufacturing facilities, under non-cancelable operating leases that expire at various periods through 2018. At March 31, 2004, future minimum payment obligations under these leases were as follows:

Years ending March 31,
(in thousands)
2005	$6,028
2006	5,722
2007	5,576
2008	5,784
2009	5,945
2010 and beyond	11,247

Future minimum lease payments (a)	$40,302

(a)	Future minimum lease payments include $21.5 million of lease obligations that have been accrued as restructuring charges as of March 31, 2004.

Rent expense under operating leases was $4.5 million for the year ended March 31, 2004, $5.5 million for the year ended March 31, 2003 and $6.0 million for the year ended March 31, 2002.

Legal Contingencies. The Company is a party to various legal proceedings that arise in the normal course of business. In the opinion of management, the ultimate disposition of these proceedings will not have a material adverse effect on its consolidated financial position, liquidity, or results of operations. See Note 7.

Contingencies in Manufacturing and Suppliers. Purchases for materials are highly dependent upon demand forecasts from the Company’s customers. Due to the uncertainty in demand from its customers, and in the telecommunications market in general, the Company may have to change, reschedule, or cancel purchases or purchase orders from its suppliers. These changes may lead to vendor cancellation charges on these purchase commitments.

Warranty. At the time revenue is recognized, the Company establishes an accrual for estimated warranty expenses associated with its sales, recorded as a component of cost of sales. The Company’s standard warranty is generally for a period of 27 months from the date of sale if the customer uses the Company’s or their approved installers to install the products, otherwise it is 15 months from the date of sale. The warranty accrual represents the best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date.

The changes in the warranty reserve balances during the years ended March 31, 2004, 2003 and 2002 are as follows:

	2004	2003	2002
	(in thousands)
Balance at the beginning of the year	$4,219	$4,674	$4,788
Additions related to current period sales	7,416	9,773	10,913
Warranty costs incurred in the current period	(7,207)	(10,123)	(11,878)
Adjustments to accruals related to prior period sales	(151)	(105)	851

Balance at the end of the year	$4,277	$4,219	$4,674

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Income Taxes

The Company provides for income taxes using an asset and liability approach, under which deferred income taxes are provided based upon enacted tax laws and rates applicable to periods in which the taxes become payable.

The domestic and foreign components of loss before provision for income taxes were as follows:

	Years ended March 31,
	2004	2003	2002
	(in thousands)
Domestic	$(29,897)	$(61,129)	$(161,010)
Foreign	(5,038)	9,497	(6,440)

	$(34,935)	$(51,632)	$(167,450)

The provision for income taxes consisted of the following:

	Years ended March 31,
	2004	2003	2002
	(in thousands)
Current:
Federal	$—	$(179)	$(1,776)
State	46	16	—
Foreign	344	1,829	1,924

Total current	390	1,666	148
Deferred- foreign	1,743	(1,743)	1,275

	$2,133	$(77)	$1,423

The provision for income taxes differs from the amount computed by applying the statutory Federal income tax rate as follows:

	Years ended March 31,
	2004	2003	2002
	(in thousands)
Expected tax benefit	$(12,227)	$(18,071)	$(58,608)
State taxes, net of Federal benefit	335	(1,823)	(7,393)
Change in valuation allowance	16,775	18,239	66,029
Foreign taxes	344	85	2,054
Other	(3,094)	1,493	(659)

	$2,133	$(77)	$1,423

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The major components of the net deferred tax asset consisted of the following:

	March 31,
	2004	2003
	(in thousands)
Inventory write offs	$23,860	$34,454
Restructuring reserves	8,536	9,102
Warranty reserves	1,388	1,343
Bad debt reserves	827	2,300
Net operating loss carry forwards	123,740	92,679
Tax credits	12,740	12,377
Impairment of investments	8,404	8,879
Depreciation reserves	(758)	2,665
Other	6,288	6,195

	185,025	169,994
Less: Valuation allowance	(185,025)	(168,251)

Net deferred tax asset	$—	$1,743

The valuation allowance provides a reserve against deferred tax assets that may expire or go unutilized. In accordance with SFAS No. 109, “Accounting for Income Taxes”, the Company believes it is more likely than not that it will not fully realize these benefits and, accordingly, has continued to provide a valuation allowance for them.

At March 31, 2004, the Company had U.S. Federal and State net operating loss carry forwards available to offset future taxable income, if any, of approximately $339.0 million and $43.8 million, respectively. The net operating losses expire in various years through 2024. Tax credits include approximately $7.4 million of Federal minimum tax and State research credits that carry forward indefinitely. The remaining tax credits of $4.5 million are Federal and State credits that expire in various years through 2024. The Internal Revenue Code contains provisions that may limit the net operating loss and credit carry forwards to be used in any given year upon the occurrence of certain events, including a significant change in ownership interest.

Note 14. Common Stock

Stock Option Plans. In accordance with the provisions of SFAS No. 123 (“SFAS 123”), the Company has applied Accounting Principles Board Opinion No. 25, (“APB 25”), and related interpretations in accounting for its stock option plans, and has disclosed the summary of the pro forma effects on reported net loss and loss per share information for fiscal 2004, 2003, and 2002, based on the fair market value of the options granted at the grant date as prescribed by SFAS 123. See Note 1 for the proforma disclosure under SFAS 123.

The Company’s 1984 Stock Option Plan (the “1984 Plan”) provides for the grant of both incentive and nonqualified stock options to its key employees and certain independent contractors. Upon the adoption of its 1994 Stock Incentive Plan (“the 1994 Plan”), the Company terminated future grants under the 1984 Plan.

In July 1994, the stockholders approved 2,366,660 shares of Common Stock to be reserved for issuance under the 1994 Plan over a ten-year term. In August 1996, the stockholders approved the reservation for issuance of 2,000,000 additional shares of Common Stock under the 1994 Plan. In March 1998, the stockholders approved the reservation for issuance of 2,500,000 additional shares of Common Stock under the 1994 Plan. The terms of the 1994 Plan also provide for an automatic increase on the first trading day of each calendar year for five years

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

after the adoption of the 1994 Plan, beginning January 1995, of an amount equal to one percent (1%) of the number of shares of Common Stock outstanding, but in no event is such annual increase to exceed 300,000 shares.

The 1994 Plan contains: (i) a discretionary grant program for key employees and consultants whereby options generally vest over five years and expire after 10 years, (ii) an automatic grant program for non-employee Board members, whereby options vest over three years and expire after 10 years, (iii) a salary reduction grant program under which key employees may elect to have a portion of their base salary reduced each year in return for stock options, (iv) a stock fee program under which the non-employee Board members may elect to apply all or a portion of their annual retainer fee to the acquisition of shares of Common Stock, and (v) a stock issuance program under which eligible individuals may be issued shares of Common Stock as a bonus tied to their performance of services or the Company’s attainment of financial milestones, or pursuant to their individual elections to receive such shares in lieu of base salary. The implementation and use of any of these equity incentive programs (other than the automatic grant program and the stock fee program) is within the sole discretion of the Company’s Compensation Committee of the Board of Directors.

In April 1996, the Company adopted the 1996 Non-Officer Employee Stock Option Plan (the “1996 Plan”). The 1996 Plan authorizes 1,000,000 shares of Common Stock to be reserved for issuance to non-officer key employees as an incentive to continue to serve with the Company. The 1996 Plan will terminate on the date on which all shares available have been issued.

In November 1997, the Company adopted the 1998 Non-Officer Employee Stock Option Plan (the “1998 Plan”), which became effective on January 2, 1998. The 1998 Plan authorizes 500,000 shares of Common Stock to be reserved for issuance to non-officer key employees as an incentive to continue to serve with the Company. The 1998 Plan will terminate on the date on which all shares available have been issued.

The 1999 Stock Incentive Plan (the “1999 Incentive Plan”), approved by the Company’s stockholders in August 1999, provides for the issuance of stock options covering up to 2,500,000 shares of its Common Stock. In August 2001, the stockholders approved the reservation for issuance of 4,000,000 additional shares of Common Stock under the 1999 Incentive Plan. The 1999 Incentive Plan enables the Company to grant options as needed to retain and attract talented employees. Options generally vest over four years and expire after 10 years. The 1999 Plan will terminate on the date on which all shares available have been issued.

In August 2002, the shareholders approved the 2002 Stock Incentive Plan, which provides for the issuance of stock options and grants of the Company’s common stock covering up to 10,000,000 shares of its common stock. The purposes of the plan are to give the Company’s employees and others who perform substantial services for the Company an incentive, through ownership of its common stock. The plan permits the grant of awards to the Company’s directors, officers, consultants and other employees. The awards may be granted subject to vesting schedules and restrictions on transfer. The 2002 Stock Incentive Plan also contains two separate equity incentive programs, (i) a non-employee director option program under which option grants will be made at specified intervals to non- employee directors of the Company’s board of directors and (ii) a non-employee director stock program under which non-employee directors of the Company’s board may elect to apply all or a portion of their annual retainer and meeting fees to the purchase of shares of the Company’s common stock. The 2002 Stock Incentive Plan will terminate in August 2009, unless previously terminated by the Company’s board of directors.

Stock option exchange program. On June 23, 2003, the Company filed a Schedule TO with the Securities and Exchange Commission in connection with its Option Exchange Program pursuant to which eligible employees had the opportunity to make a one-time election to exchange certain outstanding grants of stock

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

options with exercise prices above $6.00 per share, for a predetermined smaller number of new stock options with a new vesting schedule. The new stock options were granted at the fair market value on the day of new grant, which was six months plus one day after the exchange options were cancelled. This Option Exchange Program was approved by the stockholders on July 15, 2003. On July 25, 2003, in accordance with the Option Exchange Program, the Company accepted and cancelled options to purchase 2,135,100 shares of its common stock and issued a promise to grant approximately 1,045,928 new options to participating employees. The new stock options were granted on January 29, 2004 at an exercise price of $5.36 per share.

At March 31, 2004, the Company had reserved 8,262,819 shares for future issuance under all stock options plans for which there were options available for grant.

The following table summarizes the Company’s stock option activity under all of its stock option plans:

	2004		2003		2002
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
	(shares in thousands)
Options outstanding at beginning of year	12,258	$8.57	7,777	$13.21	7,693	$14.74
Granted	4,581	4.60	5,383	2.04	2,130	6.27
Exercised	(189)	2.18	(17)	2.40	(298)	3.90
Expired or canceled	(3,475)	14.02	(885)	9.89	(1,748)	13.03

Options outstanding at end of year	13,175	$5.85	12,258	$8.57	7,777	$13.21

Exercisable at end of year	4,488		4,314		3,288
Weighted average fair value of options granted	$3.05		$1.40		$3.91

The following summarizes the stock options outstanding at March 31, 2004:

	Options Outstanding			Options Exercisable
Actual Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
	(shares in thousands)
$ 0.23 – 2.01	1,893	5.22	$1.99	809	$1.99
2.02 – 4.13	3,073	5.56	2.17	1,110	2.33
4.19 – 4.38	3,287	6.98	4.38	19	4.19
4.51 – 5.36	1,442	4.68	5.18	218	4.75
5.38 – 6.81	1,336	6.94	6.10	818	6.11
6.94 – 17.00	1,403	4.35	10.6	1,308	10.43
17.25 – 37.00	741	5.56	29.29	206	27.64

$ 0.23 – 37.00	13,175	5.79	$5.85	4,488	$6.61

Employee Stock Purchase Plans. The Company has an Employee Stock Purchase Plan which was adopted in June 1999 (the “1999 Purchase Plan”) under which all employees, subject to certain restrictions, may purchase Common Stock under the Purchase Plan through payroll withholding at a price per share of 85% of the fair market value at the beginning or end of the purchase period, as defined under the terms of the 1999 Purchase

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Plan. The Company sold 343,222 shares in fiscal 2004, 409,044 shares in fiscal 2003, 318,227 shares in fiscal 2002, 111,441 shares in fiscal 2001 and 93,189 shares in fiscal 2000 under the 1999 Purchase Plan. As of March 31, 2004 there were approximately 1.7 million shares reserved for issuance under this plan.

Note 15. Benefit Plans

The Company has certain defined contribution plans for which the expense amounted to $0.4 million in fiscal 2004, $0.7 million in fiscal 2003 and $0.7 million in fiscal 2002. The Company’s contributions to the savings plan are based upon a certain percentage of the employees’ elected contributions.

Note 16. Operating Segment and Geographic Information

SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”) establishes annual and interim reporting standards for an enterprise’s operating segments and related disclosures about products, geographic information, and major customers. Operating segment information for fiscal 2004, 2003, and 2002 is presented in accordance with SFAS 131.

The Company is organized into two operating segments: Products and Services. The Chief Executive Officer (“CEO”) has been identified as the Chief Operating Decision-Maker as defined by SFAS 131. Resources are allocated to each of these groups using information on their revenues and operating profits before interest and taxes.

The Products operating segment includes the XP4™, Altium®, DXR® and Spectrum™ II digital microwave systems for digital transmission markets. The Company announced a new wireless platform consisting of an Intelligent Node Unit called Eclipse™ (“Eclipse”) in July 2003 and recorded customer revenue for this product by the end of fiscal 2004. The Company designs and develops the above products in Wellington, New Zealand and San Jose, California. Prior to June 30, 2002, the Company manufactured the XP4 and Altium family of digital microwave radio products in San Jose, California. In June 2002, the Company entered into an agreement with Microelectronics Technology (MTI), a Taiwanese company for outsourcing of the Company’s XP4 and Altium products manufacturing operations. The Company manages the manufacturing of the DXR product family from Wellington, New Zealand, where most manufacturing takes place, except for a portion of the DXR product family that is outsourced. The Services operating segment includes, but is not limited to, installation, repair, spare parts, network design, path surveys, integration, and other revenues. The Company maintains regional service centers in Lanarkshire, Scotland and Clark Field, Pampanga, Philippines.

Operating segments generally do not sell products to each other, and accordingly, there are no significant inter-segment revenues to be reported. The Company does not allocate interest and taxes to operating segments. The accounting policies for each reporting segment are the same.

	Years ended March 31,
	2004	2003	2002
	(in thousands)
Products
Revenues	$129,093	$167,007	$201,564
Operating profit (loss)	(39,987)	(57,407)	(163,273)

Services and other
Revenues	28,255	30,697	27,280
Operating profit	5,442	6,513	3,248

Total
Revenues	$157,348	$197,704	$228,844
Operating profit (loss)	(34,545)	(50,894)	(160,025)

STRATEX NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenues by product from unaffiliated customers for fiscal 2004, 2003, and 2002 are as follows:

	2004	2003	2002
	(in thousands)
XP4	$57,497	$76,930	$86,980
DXR	23,917	36,863	29,182
Altium	39,613	49,471	46,324
Eclipse	3,348	—	—
SPECTRUM II	29	2,478	37,642
Other Products	4,689	1,265	1,436

Total Products	$129,093	$167,007	$201,564
Total Services and other	28,255	30,697	27,280

Total Revenue	$157,348	$197,704	$228,844

Revenues by geographic region from unaffiliated customers for fiscal 2004, 2003, and 2002 are as follows:

	2004	2003	2002
	(in thousands)
Americas	$25,184	$28,269	$62,826
Europe	50,854	52,681	56,375
Middle East	16,416	15,138	14,770
Africa	35,529	32,558	21,471
China	935	5,857	36,805
Other Asia/Pacific	28,430	63,201	36,597

Total revenues	$157,348	$197,704	$228,844

Revenue in fiscal 2004 in from customers in Nigeria was $25.7 million or 16% of total revenue and revenue from customers in Thailand was below 10% of total revenue. Revenue in fiscal 2003 in Nigeria was $20.7 million or 10% of total revenue and revenue in Thailand was $22.6 million or 11% of total revenue. Revenue in Nigeria and Thailand for fiscal years 2002 was below 10% of total revenue.

Long-lived assets consisted primarily of property and equipment at March 31, 2004 and 2003. Net property and equipment by country was as follows:

	2004	2003
	(in thousands)
United States	$6,912	$8,822
United Kingdom	15,388	13,230
Other foreign countries	8,875	6,784

Net property and equipment	$31,175	$28,836

Note 17: Subsequent Event

On May 27, 2004, the Company borrowed $25 million on a long-term basis against its $35 million credit facility with a commercial bank. For further details regarding the $35 million credit facility see Note 8. This $25 million loan is payable in equal monthly installments of principal and interest over a period of four years. This loan is at a fixed interest rate of 6.38%.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Stratex Networks, Inc.

San Jose, California

We have audited the accompanying consolidated balance sheets of Stratex Networks, Inc. and subsidiaries (“the Company”) as of March 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements as of March 31, 2002, and for the year then ended were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated April 22, 2002.

We conducted our audits in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Stratex Networks, Inc. and subsidiaries as of March 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/S/ DELOITTE & TOUCHE LLP

San Jose, California

May 27, 2004

The following report of Arthur Andersen LLP (“Andersen”) is a copy of the original report dated April 22, 2002, rendered on the fiscal 2002 and 2001 consolidated financial statements. The SEC has provided regulatory relief designed to allow public companies to dispense with the requirements to file a reissued report and consent of Andersen in certain circumstances. After reasonable efforts, we have not been able to obtain a reissued report or consent from Andersen.

Report of Independent Public Accountants

To DMC Stratex Networks:

We have audited the accompanying consolidated balance sheets of DMC Stratex Networks, Inc. (a Delaware corporation) and subsidiaries as of March 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended March 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DMC Stratex Networks, Inc. and subsidiaries as of March 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/S/ ARTHUR ANDERSEN LLP

San Jose, California

April 22, 2002

Quarterly Financial Data (Unaudited)

The following financial information reflects all normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the results of the interim periods. Summarized quarterly data for fiscal 2004 and 2003 are as follows (in thousands, except per share data):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Fiscal 2004
Net sales	$35,967	$36,882	$40,250	$44,249
Gross profit (1)	7,346	7,063	6,099	7,649
Loss from operations	(3,496)	(6,858)	(9,577)	(14,614)
Net loss	(3,375)	(7,002)	(9,901)	(16,790)
Basic and diluted net loss per common share (2)	(0.04)	(0.08)	(0.12)	(0.20)

Market price range common stock (3)
High	$3.74	$5.00	$5.20	$6.85
Low	2.15	2.67	3.15	4.70
Quarter-end Close	3.12	3.85	4.30	5.35

Fiscal 2003
Net sales	$49,319	$52,560	$49,265	$46,560
Gross profit (1)	10,550	12,734	13,854	13,523
Loss from operations	(21,841)	(3,905)	(15,104)	(10,044)
Net loss	(22,863)	(4,415)	(16,164)	(8,113)
Basic and diluted net loss per common share (2)	(0.28)	(0.05)	(0.20)	(0.10)

Market price range common stock (3)
High	$5.44	$2.89	$3.97	$3.00
Low	2.01	1.17	1.00	2.03
Quarter-end Close	2.01	1.17	2.21	2.07

(1)	Gross profit is calculated by subtracting cost of sales from net sales
(2)	Earnings (loss) per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly net loss per share will not necessarily equal the total for the year.
(3)	The Company’s common stock is traded on the Nasdaq National Market under the symbol STXN.

The Company has not paid cash dividends on its Common Stock and does not intend to pay cash dividends in the foreseeable future in order to retain earnings for use in its business. At March 31, 2004, there were approximately 388 stockholders of record.

Appendix G

Stockholder Information

Appendix G

STOCKHOLDER INFORMATION

Executive Offices	Independent Public Accountants
Stratex Networks, Inc.	Deloitte & Touche LLP
120 Rose Orchard Way	225 West Santa Clara Street
San Jose, CA 95134	Suite 600
(408) 943-0777	San Jose, CA 95113
(408) 704-4000

Transfer Agent and Registrar	Investor Relations Contact
Mellon Investor Services	Carl A. Thomsen
85 Challenger Road	CFO
Ridgefield Park, NJ 07660	Stratex Networks, Inc.
www.melloninvestor.com	120 Rose Orchard Way
(800) 522-6645 Domestic Holders	San Jose, CA 95134
(201) 329-8660 Foreign Holders	(408) 944-1797
(800) 231-5469 Hearing Impaired	ir@stratexnet.com

Stockholder Inquiries

Questions relating to stockholder records, change of ownership and change of address should be sent to our transfer agent, Mellon Investor Services, whose address appears below.

Financial Information

Securities analysts, investment managers and stockholders should direct financial information inquiries to the Investor Relations contact listed above.

2004 Annual Report

To control costs and to meet our stockholders’ needs, we have published this 2004 Annual Report to Stockholders, including the Consolidated Financial Statements and Management’s Discussion and Analysis, as an appendix to the Corporation’s Proxy Statement. Further information regarding various aspects of our business can be found on our web site (www.stratexnet.com).

Electronic Delivery

In an effort to reduce paper mailed to your home and to help lower printing and postage costs, we now offer stockholders the convenience of viewing Proxy Statements, Annual Reports to Stockholders and related materials on-line. With your consent, we can stop sending future paper copies of these documents to you by mail. To participate, follow the instructions at www.icsdelivery.com.

On-Line Voting at www.eproxy.com/stxn

If you are a registered stockholder, you may now use the Internet to transmit your voting instructions anytime before 4:00 p.m. EDT on July 26, 2004. Have your proxy card in hand when you access the web site. You will be prompted to enter your Control Number to obtain your records and create an electronic voting instruction form.

www.stratexnet.com

Stratex Networks’ web site provides access to a wide variety of information including products, new releases, and financial information. A principal feature of the web site is the Investor Relations section, which contains general financial information and access to the current Proxy Statement and Annual Report to Stockholders. The site also provides archived information (e.g., historical financial releases, annual reports and stock prices) and access to conference calls and analyst group presentations. Another interesting feature is the “email alert,” which allows users to receive automatic updates informing them when new items such as calendar events, news releases, presentations, annual reports and SEC documents are added to the site.

www.melloninvestor.com

Mellon Investor Services’ web site provides access to an Internet self-service product, Investor ServiceDirect(SM) (“ISD”). Through ISD, registered stockholders can view their account profiles, stock certificate histories, Form 1099 tax information, current stock price quote (20-minute delay), and historical stock prices. Stockholders may also request the issuance of stock certificates, duplicate Form 1099s, safekeeping of stock certificates, or an address change.

CORPORATE DIRECTORY

Officers and Senior Executives Who Report to the CEO and other Officers

Charles D. Kissner

Chairman of the Board and Chief Executive Officer

Carl A. Thomsen

Senior Vice President

Chief Financial Officer and Secretary

John C. Brandt

Vice President, Finance

Carol A. Goudey

Corporate Treasurer and Assistant Secretary

Paul A. Kennard

Vice President of Product Development and

Chief Technical Officer

Ryan R. Panos

Vice President, Worldwide Sales and Service

Robert J. Schlaefli

Vice President, Global Operations

Directors

Richard C. Alberding

Executive Vice President (Retired)

Hewlett-Packard Company

John W. Combs

Former Chairman and Chief Executive Officer

Littlefeet, Inc.

Charles D. Kissner

Chairman of the Board and Chief Executive Officer,

Stratex Networks, Inc.

Dr. James D. Meindl, Ph.D.

Director

Microelectronics Research Center

Joseph M. Pettit Chair

Professor of Microelectronics

Georgia Institute of Technology

V. Frank Mendicino

Managing Director

Access Venture Partners

William A. Hasler

Vice-Chairman and Director

Aphton Corporation

Edward F. Thompson

Chief Financial Officer (Retired)

Amdahl Corporation

Independent Auditors

Deloitte & Touche LLP

San Jose, California

Outside Legal Counsel

Morrison & Foerster LLP

Palo Alto, California

Registrar and Transfer Agent

Mellon Investor Services LLC

San Francisco, California

Corporate Headquarters

Stratex Networks, Inc.

120 Rose Orchard Way

San Jose, California 95134 USA

Principal Subsidiaries

Stratex Networks (UK) Limited

Lanarkshire, Scotland

Stratex Networks do Brasil Ltda.

Sao Paulo, Brazil

Stratex Networks Mexico, S.A. de C.V.

Mexico D.F., Mexico

Stratex Networks (India) Private Limited

New Delhi, India

Stratex Networks (Philippines), Inc.

Makati City, Philippines

Stratex Networks (NZ) Limited

Wellington, New Zealand

DMC Stratex Networks (Africa) (Proprietary) Limited

Midrand, South Africa

Stratex Networks (S) Pte. Ltd.

Singapore

Stratex Networks (Thailand) Ltd.

Bangkok, Thailand

Stratex Networks Polska Spolka z.o.o

Warsaw, Poland

Sales and Service Offices

North America:

San Jose, California

Amesbury, Massachusetts

Gig Harbor, Washington

Satellite Beach, Florida

Central and South America:

Mexico City, Mexico

Santa Fe de Bogota, Colombia

Buenos Aires, Argentina

Sao Paulo, Brazil

Europe:

Solihull, England

Lanarkshire, Scotland

Freising, Germany

Warsaw, Poland

Aix en Provence, France

Lisbon, Portugal

Middle East:

Dubai, United Arab Emirates

Africa:

Midrand, South Africa

Cape Town, South Africa

Asia/Pacific:

Singapore

Wellington, New Zealand

Beijing, China

Clark Special Economic Zone, Philippines

Metro Manila, Philippines

New Delhi, India

Melbourne, Australia

Bangkok, Thailand

Selangor, Malaysia

SEC Form 10-K

A copy of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission is available without charge by writing to:

Stratex Networks, Inc.

Attn: Investor Relations

120 Rose Orchard Way

San Jose, California 95134

Cautionary Statements

This annual Report contains forward-looking statements concerning the Company’s goals, strategies, and expectations for business and financial results, which are based on current expectations, estimates, and projections. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. For a discussion of these risks and uncertainties, please refer to the Company’s Form 10-K filed May 27, 2004, with the Securities and Exchange Commission.

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF STRATEX NETWORKS, INC.

FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 16, 2004

The undersigned revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated July 15, 2004, and the 2004 annual report to stockholders, and hereby appoints Carl A. Thomsen and Carol A. Goudey or any one of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2004 annual meeting of stockholders of Stratex Networks, Inc. to be held on August 16, 2004 at 1:30 p.m., local time, at the company’s principle executive offices located at 120 Rose Orchard Way, San Jose, California, and at any adjournment or postponement thereof, and to vote all shares of the company’s common stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OR RE-ELECTION, AS THE CASE MAY BE, OF THE DIRECTOR NOMINEES LISTED BELOW AND FOR THE OTHER PROPOSALS LISTED BELOW.

1.	ELECTION OF DIRECTORS

FOR all director nominees listed below (except as indicated)	WITHHOLD AUTHORITY to vote for all director nominees listed below

IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL DIRECTOR NOMINEE, STRIKE A LINE THROUGH THAT DIRECTOR NOMINEE’S NAME IN THE LIST BELOW.

RICHARD C. ALBERDING	CHARLES D. KISSNER	EDWARD F. THOMPSON
JOHN W. COMBS	JAMES D. MEINDL
WILLIAM A. HASLER	V. FRANK MENDICINO

2.	RATIFICATION OF INDEPENDENT AUDITORS

FOR	AGAINST	ABSTAIN

DATED:                                                  , 2004

Signature	Signature

Print Name	Print Name

This proxy should be marked, dated and signed exactly as your name appears on your stock certificate(s), and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.